Exhibit 99.2

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Access National Corporation

Reston, Virginia

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Access National Corporation (the “Corporation”) as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Corporation at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Corporation’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated April 4, 2018 expressed an adverse opinion thereon.

Basis for Opinion

These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the Corporation’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Corporation’s auditor since 2004.

/S/ BDO USA, LLP

Richmond, Virginia
April 4, 2018

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Access National Corporation

Reston, Virginia

Opinion on Internal Control over Financial Reporting

We have audited Access National Corporation’s (the “Corporation’s”) internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). In our opinion, the Corporation did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on the COSO criteria.

We do not express an opinion or any other form of assurance on management’s statements referring to any corrective actions taken by the Corporation after the date of management’s assessment.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets of the Corporation as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as “the financial statements”) and our report dated April 4, 2018, expressed an unqualified opinion thereon.

Basis for Opinion

The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Item 9A, Report of Management’s Assessment of Internal Control over Financial Reporting.” Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Corporation in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of internal control over financial reporting in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A material weakness relating to internal controls surrounding the general ledger account reconciliations to timely identify and account for stale-dated and other uncollectable reconciling items has been identified and described in management’s assessment. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2017 financial statements, and this report does not affect our report dated April 4, 2018, on those financial statements.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/S/ BDO USA, LLP

Richmond, Virginia
April 4, 2018

2

ACCESS NATIONAL CORPORATION

Consolidated Balance Sheets

(In Thousands, Except for Share and Per Share Data)

	December 31,
	2017	2016
Assets

Cash and due from banks	$29,855	$9,186
Interest-bearing deposits in other banks and federal funds sold	92,458	81,873
Total cash and cash equivalents	122,313	91,059

Securities available-for-sale, at fair value	407,446	194,090
Securities held-to-maturity, at amortized cost (fair value of $16,379 and $9,293)	15,721	9,200
Total investment securities	423,167	203,290

Restricted stock	16,572	10,092
Loans held for sale	31,999	35,676
Loans, net of allowance for loan losses 2017 - $15,805; 2016 - $16,008	1,963,104	1,033,690
Premises, equipment and land, net	27,797	7,084
Goodwill and intangibles	185,161	1,833
Accrued interest receivable and other assets	103,781	47,984
Total assets	$2,873,894	$1,430,708

Liabilities and Shareholders’ Equity

Liabilities
Deposits
Noninterest-bearing deposits	$744,960	$362,036
Savings and interest-bearing deposits	1,120,566	440,585
Time deposits	368,622	251,706
Total deposits	2,234,148	1,054,327

Short-term borrowings	145,993	186,009
Long-term borrowings	40,000	60,000
Trust preferred debentures	3,883	-
Other liabilities and accrued expenses	28,246	9,842
Total liabilities	2,452,270	1,310,178

Shareholders’ Equity
Common stock, par value $0.835, authorized 60,000,000 shares, issued and outstanding, 2017- 20,534,163 and 2016 - 10,636,242	17,146	8,881
Additional paid-in capital	307,670	21,779
Retained earnings	98,584	91,439
Accumulated other comprehensive loss, net	(1,776)	(1,569)
Total shareholders’ equity	421,624	120,530
Total liabilities and shareholders’ equity	$2,873,894	$1,430,708

See accompanying notes to consolidated financial statements.

3

ACCESS NATIONAL CORPORATION

Consolidated Statements of Income

(In Thousands, Except for Share and Per Share Data)

	Year Ended December 31,
	2017	2016	2015
Interest and Dividend Income
Loans	$84,572	$45,639	$40,055
Interest-bearing deposits and federal funds sold	1,199	337	129
Securities	9,709	4,039	3,482
Total interest and dividend income	95,480	50,015	43,666

Interest Expense
Deposits	9,274	5,150	3,648
Short-term borrowings	822	402	252
Long-term borrowings	1,012	752	219
Total interest expense	11,108	6,304	4,119

Net interest income	84,372	43,711	39,547
Provision for loan losses	6,919	2,120	150
Net interest income after provision for loan losses	77,453	41,591	39,397

Noninterest Income
Service fees on deposit accounts	1,998	971	903
Gain on sale of loans	20,080	25,164	19,633
Other income	10,014	5,668	5,529
Total noninterest income	32,092	31,803	26,065

Noninterest Expense
Compensation and employee benefits	43,915	31,778	26,966
Occupancy	3,575	1,685	1,594
Furniture and equipment	3,303	1,359	1,446
Other	30,275	12,968	11,860
Total noninterest expense	81,068	47,790	41,866

Income before income taxes	28,477	25,604	23,596

Provision for income taxes	11,977	9,200	8,177
Net Income	$16,500	$16,404	$15,419

Earnings per common share:
Basic	$0.92	$1.55	$1.46
Diluted	$0.92	$1.54	$1.46

Average outstanding shares:
Basic	17,988,670	10,586,394	10,513,008
Diluted	18,076,304	10,677,561	10,581,871

See accompanying notes to consolidated financial statements.

4

ACCESS NATIONAL CORPORATION

Consolidated Statements of Comprehensive Income

(In Thousands)

	Year Ended December 31,
	2017	2016	2015
Net income	$16,500	$16,404	$15,419

Other comprehensive loss:
Unrealized gains (losses) on securities
Unrealized holding gains (losses) arising during period	(417)	(816)	(528)
Less: reclassification adjustment for gains included in net income	-	(52)	(188)
Unrealized gains on interest rate swaps	64	-	-
Tax effect	146	304	255
Net of tax amount	(207)	(564)	(461)

Comprehensive income	$16,293	$15,840	$14,958

See accompanying notes to consolidated financial statements.

5

ACCESS NATIONAL CORPORATION

Consolidated Statements of Changes in Shareholders’ Equity

(In Thousands, Except for Share and Per Share Data)

	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Compre- hensive Income (Loss)	Total
Balance, December 31, 2014	$8,742	$18,538	$72,168	$(544)	$98,904

Comprehensive income:
Net income	-	-	15,419	-	15,419
Other comprehensive loss	-	-	-	(461)	(461)
Stock options exercised (29,975 shares)	26	354	-	-	380
Issuance of restricted common stock (7,500 shares)	6	122	-	-	128
Dividend reinvestment plan shares issued from reserve (37,707 shares)	31	607	-	-	638
Cash dividends ($0.58 per share)	-	-	(6,202)	-	(6,202)
Stock-based compensation expense recognized in earnings	-	332	-	-	332

Balance, December 31, 2015	$8,805	$19,953	$81,385	$(1,005)	$109,138

Comprehensive income:
Net income	-	-	16,404	-	16,404
Other comprehensive loss	-	-	-	(564)	(564)
Stock options exercised (43,801 shares)	36	496	-	-	532
Issuance of restricted common stock (6,205 shares)	5	123	-	-	128
Dividend reinvestment plan shares issued from reserve (41,485 shares)	35	872	-	-	907
Cash dividends ($0.60 per share)	-	-	(6,350)	-	(6,350)
Stock-based compensation expense recognized in earnings	-	335	-	-	335

Balance, December 31, 2016	$8,881	$21,779	$91,439	$(1,569)	$120,530

Comprehensive income:
Net income	-	-	16,500	-	16,500
Other comprehensive loss	-	-	-	(207)	(207)
Stock options exercised (155,769 shares)	130	2,144	-	-	2,274
Issuance of common stock for business combination (9,516,097 shares)	7,946	277,727	-	-	285,673
Issuance of restricted common stock (4,549 shares)	4	125	-	-	129
Dividend reinvestment plan shares issued from reserve (221,506 shares)	185	5,453	-	-	5,638
Cash dividends ($0.60 per share)	-	-	(9,355)	-	(9,355)
Stock-based compensation expense recognized in earnings	-	442	-	-	442

Balance, December 31, 2017	$17,146	$307,670	$98,584	$(1,776)	$421,624

See accompanying notes to consolidated financial statements.

6

ACCESS NATIONAL CORPORATION

Consolidated Statements of Cash Flows

(In Thousands)

	Years Ended December 31
	2017	2016	2015
Cash Flows from Operating Activities
Net income	$16,500	$16,404	$15,419
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	6,919	2,120	150
Amortization of intangibles	2,720	-	-
Accretion of unfavorable lease liability	(303)	-	-
Purchase accounting discount amortization	115	-	-
Provision for off balance sheet losses	50	-	109
Accretion of credit mark	(4,296)	-	-
Income from bank-owned life insurance	(1,201)	(558)	(460)
(Gain) loss on sale of securities	1	(109)	89
(Gain) loss on sale of other real estate owned	(109)	35	-
Deferred tax (benefit) expense	8,997	(698)	(534)
Stock-based compensation	442	335	332
Valuation (allowance) release on derivatives	402	(394)	(383)
Net amortization on securities	2,860	2,051	1,077
Depreciation and amortization fixed assets	1,462	515	507
Changes in assets and liabilities:
Decrease (increase) in valuation of loans held for sale carried at fair value	(98)	669	240
Originations of loans held for sale	(432,678)	(537,076)	(484,747)
Proceeds from sales of loans held for sale	436,453	544,866	485,398
Increase in other assets	(9,223)	(2,113)	(1,470)
Increase in other liabilities	3,258	230	382
Net cash provided by operating activities	32,271	26,277	16,109
Cash Flows from Investing Activities
Proceeds from maturities, calls and prepayments of securities available-for-sale	35,555	15,883	18,180
Proceeds from sale of available-for-sale securities	183,065	13,200	31,151
Purchases of securities available-for-sale	(201,365)	(65,734)	(86,264)
Proceeds from maturities, calls and prepayments of securities held-to-maturity	68	5,000	-
Purchases of Federal Reserve and Federal Home Loan Bank Stock	(32,579)	(9,761)	(13,843)
Proceeds from redemption of Federal Reserve and Federal Home Loan Bank Stock	30,218	6,928	15,545
Purchase of bank owned life insurance	-	(10,000)	-
Net increase in loans	(116,614)	(161,895)	(110,861)
Proceeds from the settlement of other real estate owned	4,222	463	-
Purchases of premises and equipment	(703)	(871)	(232)
Cash acquired in business combination	90,940	-	-
Net cash used in investing activities	(7,193)	(206,787)	(146,324)
Cash Flows from Financing Activities
Net increase in demand, interest-bearing demand and savings deposits	211,873	201,113	114,860
Net (decrease) increase in time deposits	(88,678)	(60,530)	43,441
Net increase (decrease) in securities sold under agreement to repurchase	(31,990)	35,880	(4,506)
Net increase (decrease) in other short-term borrowings	(34,059)	59,000	(90,000)
Net (decrease) increase in long-term borrowings	(49,941)	5,000	55,000
Proceeds from issuance of common stock	8,326	1,567	1,146
Dividends paid	(9,355)	(6,350)	(9,866)
Net cash provided by financing activities	6,176	235,680	110,075

Increase (decrease) in cash and cash equivalents	31,254	55,170	(20,140)
Cash and Cash Equivalents
Beginning	91,059	35,889	56,029
Ending	$122,313	$91,059	$35,889
Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$10,957	$6,324	$4,094
Cash payments for income taxes	$8,174	$10,020	$8,769
Supplemental Disclosures of Noncash Investing Activities
Unrealized (loss) gain on securities available for sale	$(415)	$(868)	$(709)
Transfers of loans held for investment to other real estate owned	$-	$129	$-
Other real estate owned transferred to other assets due to FHA guarantee	$-	$(129)	$-
Purchased land transferred to other assets held for sale	$(643)	$-	$-
Transactions Related to Business Combination
Increase in assets and liabilities:
Loans	(815,785)	-	-
Securities	(244,123)	-	-
Other assets	(358,860)	-	-
Noninterest-bearing deposits	282,752	-	-
Interest-bearing deposits	773,867	-	-
Trust preferred debentures	3,824	-	-
Borrowings	55,925	-	-
Other liabilities	16,721	-	-

See accompanying notes to consolidated financial statements.

7

ACCESS NATIONAL CORPORATION

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

Nature of Operations - Access National Corporation (the “Corporation “) is a bank holding company incorporated under the laws of the Commonwealth of Virginia. The holding company was formed on June 15, 2002. The Corporation has three active wholly owned subsidiaries: Access National Bank (the “Bank” or “ANB”); Middleburg Investment Group (“MIG”); and MFC Capital Trust II.

The Bank has three active wholly-owned subsidiaries: Access Real Estate LLC (“Access Real Estate”), a real estate company; ACME Real Estate LLC, a real estate holding company of foreclosed property; and Access Capital Management Holding, LLC (“ACM”), a holding company for Capital Fiduciary Advisors, L.L.C., Access Investment Services, L.L.C. and Access Insurance Group, L.L.C.

MIG has one active wholly-owned subsidiary being Middleburg Trust Company. Middleburg Trust Company was formed in 1994 and acquired by Access on April 1, 2017 in its merger with Middleburg Financial Corporation (“Middleburg”). Middleburg Trust Company is chartered under Virginia law and provides trust services to high net worth individuals,businesses and institutions.

MFC Capital Trust II was formed on December 12, 2003 for the purpose of issuing redeemable Capital Securities and was acquired by Access on April 1, 2017 in its merger with Middleburg.

Basis of Presentation - The accompanying consolidated financial statements include the accounts of Access National Corporation and its wholly-owned subsidiaries: Access National Bank and Middleburg Investment Group. All significant inter-company accounts and transactions have been eliminated in consolidation. The accounting and reporting policies of the Corporation and its subsidiaries conform to accounting principles generally accepted in the United States of America and to predominant practices within the banking industry.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the fair values and impairments of financial instruments, the status of contingencies and the valuation of deferred tax assets.

Cash Flow Reporting - For purposes of the statements of cash flows, cash and cash equivalents consists of cash and due from banks, federal funds sold and interest-bearing deposits at other banks.

Restrictions on Cash and Cash Equivalents - As a member of the Federal Reserve System, the Bank is required to maintain certain average reserve balances. Those balances include usable vault cash and amounts on deposit with the Federal Reserve Bank of Richmond (“FRB”). At December 31, 2017 and 2016, the amount of daily average required balances was approximately $106.6 million and $43.6 million, respectively. The Mortgage Division held escrow deposits in conjunction with mortgage loans totaling $116 thousand and $196 thousand at December 31, 2017 and 2016, respectively.

Securities - Debt securities that management has both the positive intent and ability to hold to maturity are classified as “held-to-maturity” and are recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from net income and reported in other comprehensive income.

8

ACCESS NATIONAL CORPORATION

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (continued)

Purchase premiums and discounts are recognized in interest income using the effective interest method over the terms of the securities or call dates if applicable. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in net income as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Restricted Stock - Restricted stock consists of Federal Home Loan Bank of Atlanta (“FHLB”) stock and FRB stock. These stocks are classified as restricted stocks because their ownership is restricted to certain types of entities and they lack a market. Restricted stock is carried at cost on the Corporation’s financial statements. Dividends are paid semiannually on FRB stock and quarterly on FHLB stock.

Other Than Temporary Impairment of Investment Securities - Securities are evaluated quarterly for potential other than temporary impairment. Management considers the facts of each security including the nature of the security, the amount and duration of the loss, credit quality of the issuer, the expectations for that security’s performance, and the Corporation’s intent and ability to hold the security until recovery. Declines in equity securities that are considered to be other than temporary are recorded as a charge to net income in the Consolidated Statements of Income. Declines in debt securities that are considered to be other than temporary are separated into (1) the amount of the total impairment related to credit loss and (2) the amount of the total impairment related to all other factors. The amount of the total other than temporary impairment related to the credit loss is recognized in net income. The amount of the total impairment related to all other factors is recognized in other comprehensive income.

Loans - The Corporation grants commercial, real estate, and consumer loans to customers in the community in and around the Central and Northern Virginia areas. The loan portfolio is well diversified and generally collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the Corporation’s market area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances less the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the effective interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on non-accrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on non-accrual status or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all of the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

9

ACCESS NATIONAL CORPORATION

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (continued)

Interest Income on Loans - Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

Loans Held for Sale - The Corporation accounts for all one to four unit residential loans originated and intended for sale in the secondary market in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825-10. Loans held for sale are recorded at fair value, determined individually, as of the balance sheet date.

Allowance for Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to net income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance represents an amount that, in management’s judgment, will be adequate to absorb any losses on existing loans that may become uncollectible. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions which may affect a borrower’s ability to repay, overall portfolio quality, and review of specific potential losses. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of the expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Derivative Financial Instruments - The Mortgage Division enters into commitments to fund residential mortgage loans with the intention of selling them in the secondary market. The Mortgage Division also enters into forward sales agreements for certain funded loans and loan commitments. The Mortgage Division records unfunded commitments intended for loans held for sale and forward sales agreements at fair value with changes in fair value recorded as a component of other income. Loans originated and intended for sale in the secondary market are carried at fair value. For pipeline loans which are not pre-sold to an investor, the Mortgage Division manages the interest rate risk on rate lock commitments by entering into forward sale contracts of mortgage backed securities, whereby the Mortgage Division obtains the right to deliver securities to investors in the future at a specified price. Such contracts are accounted for as derivatives and are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in other income.

10

ACCESS NATIONAL CORPORATION

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (continued)

The Mortgage Division has determined these derivative financial instruments do not meet the hedging criteria required by FASB ASC 815 and has not designated these derivative financial instruments as hedges. Accordingly, changes in fair value are recognized currently in income.

Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment are depreciated over their estimated useful lives; leasehold improvements are amortized over the lives of the respective leases or the estimated useful life of the leasehold improvement, whichever is less. Depreciation is computed using the straight-line method over the estimated useful lives of 39 years for office buildings and 3 to 15 years for furniture, fixtures, and equipment. Costs of maintenance and repairs are expensed as incurred; improvements and betterments are capitalized. When items are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the determination of net income.

Goodwill and Other Intangibles - Goodwill and other indefinite lived assets are not subject to amortization, but are subject to an annual assessment for impairment by applying a fair-value-based test as required by the FASB ASC 350, Goodwill and Other Intangible Assets. Acquired intangible assets are separately recognized if the benefit of the assets can be sold, transferred, licensed, rented, or exchanged, and amortized over their useful lives. Intangible assets with finite lives are tested for impairment whenever events or circumstances indicate the carrying amount of the assets may not be recoverable.

Goodwill and indefinite lived assets are tested for impairment at the reporting unit level on an annual basis or more often if events or circumstances indicate there may be impairment. Testing is conducted in two steps: identifying the potential impairment and then, if necessary, identifying the amount of impairment. The first step (step 1) compares the fair value of the reporting unit to its carrying amount. If the fair value is less than the carrying amount, a second test is conducted by comparing the implied fair value of goodwill with the carrying amount of that goodwill. If the carrying amount exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

The second step (step 2) of impairment testing is necessary only if the reporting unit does not pass step 1. Step 2 compares the implied fair value of the reporting unit goodwill with the carrying amount of the goodwill for the reporting unit. The implied fair value of goodwill is determined in the same manner as goodwill that is recognized in a business combination. Significant judgment and estimates are involved in estimating the fair value of the assets and liabilities of the reporting unit.

Significant judgment is applied when goodwill is assessed for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, incorporating general economic and market conditions, and selecting an appropriate control premium. Selection and weighting of the various fair value techniques may result in a higher or lower fair value. Judgment is applied in determining the weightings most representative of fair value.

Intangible assets are amortized or tested for impairment based on whether they have finite or indefinite lives. Intangibles that have finite lives are amortized on a straight-line basis over their useful life and tested for impairment whenever events or circumstances indicate the carrying amount of the assets may not be recoverable. Intangibles with indefinite lives are tested annually for impairment. Note 19 provides additional information related to goodwill and other intangibles.

Real Estate Owned - Real estate properties acquired through loan foreclosures are recorded initially at fair value, less expected sales costs. Subsequent valuations are performed by management, and the carrying amount of a property is adjusted by a charge to expense to reflect any subsequent declines in estimated fair value. Fair value estimates are based on recent appraisals and current market conditions. Gains or losses on sales of real estate owned are recognized upon disposition. Real estate owned is included in other assets. At December 31, 2017 and 2016, the Corporation did not have any real estate owned due to foreclosure. The Corporation did have one property with a balance of $643 thousand at December 31, 2017, which had previously been included in premises and equipment reclassified to other real estate owned when it was determined by management the property was no longer needed. The property was subsequently sold in 2018.

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Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (continued)

Income Taxes - Income tax expense is the total of the current year income tax due or refundable, the change in deferred tax assets and liabilities, and any adjustments related to unrecognized tax benefits. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Corporation has not identified any material uncertain tax positions.

Stock-Based Compensation Plans -In accordance with FASB ASC 718-10, the Corporation measures the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. That cost is recognized over the period during which the employee is required to provide service in exchange for the award, the requisite service period. No compensation expense is recognized for equity instruments for which employees do not render the requisite service. The Corporation determines the fair value of the employee stock options using the Black-Scholes option pricing model.

Earnings Per Share - Basic earnings per share represents income available to common shareholders divided by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

Fair Value Measurements - The Corporation records certain of its assets and liabilities at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurements are classified within one of three levels in a valuation hierarchy based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 - Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 - Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 - Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. See Note 16 - Fair Value Measurements.

Securities Sold Under Agreements to Repurchase - Securities sold under agreements to repurchase are accounted for as collateralized financing transactions and are recorded at the amounts at which the securities were sold plus accrued interest. Securities, generally U.S. government and federal agency securities, pledged as collateral under these financing arrangements cannot be sold or re-pledged by the secured party.

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Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (continued)

Advertising Costs - The Corporation charges the costs of advertising to expense as incurred.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The ASU supersedes most of the existing revenue recognition requirements in GAAP and will require entities to recognize revenue at an amount that reflects the consideration to which the Corporation expects to be entitled in exchange for transferring goods or services to a customer. The new standard also requires significantly expanded disclosures regarding the qualitative and quantitative information of an entity’s nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. On July 9, 2015, the FASB approved amendments deferring the effective date by one year. The pronouncement is now effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Approximately 79% of the Corporation’s revenue comes from net interest income and is explicitly out of scope of the guidance. Additionally, residential mortgage banking income accounts for approximately 16% of revenue and is also out of scope of the guidance. The Corporation has concluded the adoption of the accounting standard will not have a material impact on the Corporation’s revenue recognition patterns or financial presentation and disclosures. The new standard is largely consistent with the existing guidance and current practices applied by our businesses with the primary impact related to a change in the timing of recognition of revenues derived from the Trust and Wealth Management segment. We will adopt this guidance using the modified retrospective approach in first quarter of 2018.

In January 2016, the FASB issued ASU 2016-1, Financial Instruments - Overall (Subtopic 825-10). This ASU requires all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. The amendments in the ASU are effective beginning after December 15, 2017. The adoption of this guidance is not expected to have a material effect on the Corporation’s financial condition or results of operations.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The ASU was issued in order to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous GAAP. The ASU requires that a lessee should recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. The ASU is effective for interim and annual periods beginning after December 15, 2018, using a modified retrospective approach, and early adoption is permitted. The Corporation is currently evaluating the impact the pronouncement will have on its Consolidated Financial Statements.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. The ASU amends ASC Topic 718, Compensation - Stock Compensation. The ASU simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The ASU was effective for interim and annual periods beginning after December 15, 2016. The Corporation adopted the accounting standard during the first quarter of 2017 with no material impact to the financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities by eliminating the probable initial recognition threshold (incurred loss methodology) and requiring entities to reflect its current estimate of all expected credit losses. The amendments in the ASU are effective beginning after December 15, 2019 and for interim periods within that year. Early adoption is permitted beginning after December 15, 2018. Entities will apply the amendments in this ASU through a cumulative-effect adjustment to retained earnings in the first period effective. Management is currently evaluating the potential impact of ASU 2016-13 on its financial statements.

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Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (continued)

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU was issued to reduce diversity in how certain cash receipts and cash payments are being presented and classified in the statement of cash flows. Guidance provided in the ASU are specific to eight cash flow issues being: debt prepayment or debt extinguishment costs; settlement of zero-coupon debt or other debt instruments with interest rates that are insignificant to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds received from the settlement of life insurance claims; proceeds received from the settlement of bank-owned life insurance policies; distributions received from equity method investees; beneficial interests in securitization transactions; and application of the predominance principle. The amendments in the ASU are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The amendments should be applied using a retrospective transition method to each period presented. The adoption of this guidance should not have a material effect on the Corporation’s financial condition or results of operations.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. Under current GAAP, recognition of current and deferred income taxes for an intra-entity asset transfer is prohibited until the asset has been sold to a third party. The amendments in this ASU eliminate the exception for an intra-entity transfer of an asset other than inventory thereby requiring an entity to recognize the income tax consequences when the transfer occurs. The amendments in the ASU are effective beginning after December 15, 2017 and for interim periods within that year. Early adoption is permitted. Entities will apply the amendments in this ASU through a cumulative-effect adjustment to retained earnings in the first period effective. The adoption of this guidance should not have a material effect on the Corporation’s financial condition or results of operations.

In January 2017, the FASB issued ASU No. 2017-4, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU was issued with the intent to simplify goodwill impairment testing by eliminating the second step of the analysis under which the implied fair value of goodwill is determined as if the reporting unit were being acquired in a business combination. The update instead requires entities to compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for any amount by which the carrying amount exceeds the reporting unit’s fair value, to the extent that the loss recognized does not exceed the amount of goodwill allocated to that reporting unit. ASU 2017-4 must be applied prospectively and is effective for the Corporation on January 1, 2020. Early adoption is permitted. The Corporation does not expect the new guidance to have a material impact on its Consolidated Financial Statements.

In February 2017, the FASB issued ASU 2017-05, Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets, to clarify the scope of the guidance on nonfinancial asset derecognition as well as the accounting for partial sales of nonfinancial assets. The amendments conform the derecognition guidance on nonfinancial assets with the model for transactions in the new revenue standard. The amendments will be effective for the Corporation for reporting periods beginning after December 15, 2017. The Corporation does not expect these amendments to have a material effect on its consolidated financial statements.

In March 2017, the FASB issued ASU No. 2017-08, Premium Amortization on Purchased Callable Debt Securities, which is intended to enhance the accounting for the amortization of premiums for purchased callable debt securities. The amendments shorten the amortization period for the premium to the earliest call date. The amendments will be effective for the Corporation for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The Corporation does not expect these amendments to have a material effect on its consolidated financial statements.

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Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (continued)

In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation, which amended the requirements in the Compensation-Stock Compensation Topic of the ASC related to changes to the terms or conditions of a share-based payment award. The amendments provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The amendments will be effective for the Corporation for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The Corporation does not expect these amendments to have a material effect on its financial statements.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. The amendments in this update better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The ASU is effective for the Corporation in annual and interim periods beginning after December 15, 2018, with early adoption permitted. The Corporation is currently evaluating the impact of this guidance, but does not expect the guidance to have a material impact on its Consolidated Financial Statements.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The ASU was issued to address the income tax accounting treatment of the stranded tax effects within accumulated other comprehensive income due to the prohibition of backward tracing due to an income tax rate change that was initially recorded in other comprehensive income. This issue came about from the enactment of the Tax Reform Act on December 22, 2017 that changed the Corporation’s income tax rate from 35% to 21% effective January 1, 2018. The ASU changed current accounting whereby an entity may elect to reclassify the stranded tax effect from accumulated other comprehensive income to retained earnings. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 31, 2018; however, public business entities are allowed to early adopt in any interim period for which the financial statements have not yet been issued. The amendments of the ASU may be applied either at the beginning of the period (annual or interim) of adoption or retrospectively to each of the period(s) in which the effect of the change in the U.S. federal corporate tax rate in the Tax Reform Act is recognized. The Corporation intends to early adopt the new standard during 2018 and plans to make an election to reclassify the stranded tax effects from accumulated other comprehensive loss to retaining earnings at the beginning of the period of adoption.

Note 2. Securities

The following tables provide the amortized costs and fair values for the categories of available-for-sale securities and held-to-maturity securities at December 31, 2017 and 2016. Held-to-maturity securities are carried at amortized cost, which reflects historical cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities are carried at estimated fair value with net unrealized gains or losses reported on an after tax basis as a component of accumulated other comprehensive income in shareholders’ equity. The estimated fair value of available-for-sale securities is impacted by interest rates, credit spreads, market volatility, and liquidity.

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Notes to Consolidated Financial Statements

Note 2. Securities (continued)

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
	(In Thousands)
Available-for-sale:
U.S. Treasury notes	$50	$-	$-	$50
U.S. Government agencies	5,086	-	(21)	5,065
Mortgage backed securities	263,004	66	(2,615)	260,455
Corporate bonds	4,486	5	(9)	4,482
Asset Backed Securities	34,092	19	(511)	33,600
Certificates of deposit	1,976	5	-	1,981
Municipals	100,081	1,586	(1,233)	100,434
CRA Mutual fund	1,500	-	(121)	1,379
	$410,275	$1,681	$(4,510)	$407,446

Held-to-maturity:
U.S. Government agencies	$5,000	$9	$-	$5,009
Municipals	10,721	675	(26)	11,370
	$15,721	$684	$(26)	$16,379

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
	(In Thousands)
Available-for-sale:
U.S. Government agencies	$5,106	$-	$(112)	$4,994
Mortgage backed securities	120,794	177	(1,164)	119,807
Corporate bonds	8,631	35	-	8,666
Asset Backed Securities	13,105	17	(258)	12,864
Certificates of deposit	1,976	33	-	2,009
Municipals	45,392	172	(1,205)	44,359
CRA Mutual fund	1,500	-	(109)	1,391
	$196,504	$434	$(2,848)	$194,090

Held-to-maturity:
U.S. Government agencies	$5,000	$46	$-	$5,046
Municipals	4,200	66	(19)	4,247
	$9,200	$112	$(19)	$9,293

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Notes to Consolidated Financial Statements

Note 2. Securities (continued)

The amortized cost and estimated fair value of securities as of December 31, 2017 by contractual maturities are shown below. Actual maturities may differ from contractual maturities because the securities may be called or prepaid without any penalties.

	December 31, 2017
	Amortized Cost	Estimated Fair Value
	(In Thousands)
Available-for-sale:
US Treasury and Agencies:
Due in one year or less	$50	$50
Due after one through five years	5,086	5,066
Municipals - nontaxable:
Due in one year or less	723	729
Due after one through five years	7,587	7,482
Due after five through ten years	8,784	8,758
Due after ten through fifteen years	29,641	30,146
Due after fifteen years	53,346	53,318
Asset Backed Securities:
Due after five through ten years	3,064	3,079
Due after ten through fifteen years	11,557	11,410
Due after fifteen years	19,471	19,111
Certificates of deposit:
Due after one through five years	1,976	1,981
Corporate bonds:
Due after one through five years	4,486	4,482
Mortgage backed securities:
Due after one through five years	60,082	59,911
Due after five through ten years	90,107	89,165
Due after ten through fifteen years	4,424	4,314
Due after fifteen years	108,391	107,065

CRA Mutual fund	1,500	1,379
	$410,275	$407,446

Held-to-maturity:
US Treasury and Agencies:
Due in one year or less	$5,000	$5,009
Municipals:
Due after one through five years	1,985	2,004
Due after five through ten years	1,606	1,639
Due after ten through fifteen years	552	529
Due after fifteen years	6,578	7,198
	$15,721	$16,379

The estimated fair value of securities pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes amounted to $351.8 million and $178.7 million at December 31, 2017 and 2016, respectively.

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Notes to Consolidated Financial Statements

Note 2. Securities (continued)

Restricted Stock

The Corporation’s restricted stock consists of FHLB stock and FRB stock. The costs of the restricted stock as of December 31, 2017 and 2016 are as follows:

	December 31, 2017	December 31, 2016
	(In Thousands)
Restricted Stock:

FRB stock	$8,407	$999

FHLB stock	8,165	9,093
	$16,572	$10,092

Investment securities available-for-sale and held-to-maturity that had an unrealized loss position at December 31, 2017 and December 31, 2016 are detailed below.

	Securities in a loss Position for less than 12 Months		Securities in a loss Position for 12 Months or Longer		Total
December 31, 2017	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
	(In Thousands)
Investment securities available-for-sale:

Mortgage backed securities	$193,844	$1,531	$43,190	$1,084	$237,034	$2,615
U.S. Government agencies	5,066	21	-	-	5,066	21
Municipals	15,096	693	15,031	540	30,127	1,233
Corporate bonds	2,630	9	-	-	2,630	9
Asset backed securities	13,299	200	8,945	311	22,244	511
CRA Mutual fund	-	-	1,379	121	1,379	121
Total	$229,935	$2,454	$68,545	$2,056	$298,480	$4,510

Investment securities held-to-maturity:

Municipals	$1,043	$3	$529	$23	$1,572	$26
Total	$1,043	$3	$529	$23	$1,572	$26

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Notes to Consolidated Financial Statements

Note 2. Securities (continued)

	Securities in a loss Position for less than 12 Months		Securities in a loss Position for 12 Months or Longer		Total
December 31, 2016	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
	(In Thousands)
Investment securities available-for-sale:

Mortgage backed securities	$62,145	$(541)	$19,768	$(623)	$81,913	$(1,164)
U.S. Government agencies	4,994	(112)	-	-	4,994	(112)
Municipals	28,147	(1,205)	-	-	28,147	(1,205)
Asset backed securities	1,286	(37)	7,077	(221)	8,363	(258)
CRA Mutual fund	-	-	1,391	(109)	1,391	(109)
Total	$96,572	$(1,895)	$28,236	$(953)	$124,808	$(2,848)

Investment securities held-to-maturity:

Municipals	$536	$(19)	$-	$-	$536	$(19)
Total	$536	$(19)	$-	$-	$536	$(19)

The Corporation evaluates securities for other than temporary impairment (“OTTI”) on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Consideration is given to various factors in determining whether the Corporation anticipates a recovery in fair value such as: the length of time and extent to which the fair value has been less than cost, and the financial condition and underlying credit quality of the issuer. When analyzing an issuer’s financial condition, the Corporation may consider whether the securities are issued by the federal government or its agencies, the sector or industry trends affecting the issuer, and whether any recent downgrades by bond rating agencies have occurred.

Mortgage-backed

The Corporation’s unrealized losses on available-for-sale mortgage backed securities were caused by interest rate fluctuations. At December 31, 2017, fifty-nine securities had unrealized losses of $2.6 million. All fifty-nine securities are backed by the United States Government or a Government Sponsored Entity. The Corporation’s intent is to hold these securities until a market price recovery or maturity, and it has been determined that it is more likely than not that the Corporation will not be required to sell these securities before their anticipated recovery. As such, the Corporation does not consider these investments other than temporarily impaired.

US Government agencies

The Corporation’s unrealized loss on its U.S. Government Agency obligation was caused by interest rate fluctuations. On December 31, 2017, one available for sale security had an unrealized loss of $21 thousand. The severity and duration of this unrealized loss will fluctuate with interest rates in the economy. Based on the credit quality of the agency, the Corporation’s intent to hold this security until a market price recovery or maturity, and the determination that it is more likely than not that the Corporation will not be required to sell the security before its anticipated recovery, the Corporation does not consider this investment other than temporarily impaired.

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Notes to Consolidated Financial Statements

Note 2. Securities (continued)

Asset backed securities

The Corporation’s unrealized losses on its other investments were caused by interest rate fluctuations. At December 31, 2017, thirteen securities had unrealized losses of $511 thousand. Based on the credit quality of the issuers, the Corporation’s intent to hold these securities until a market price recovery, and the determination that it is more likely than not that the Corporation will not be required to sell the securities before their anticipated recoveries, the Corporation does not consider these investments other than temporarily impaired.

Municipals

The Corporation’s unrealized losses on its municipal investments were caused by interest rate fluctuations. At December 31, 2017, two held-to-maturity municipal had an unrealized loss of $26 thousand while twenty-seven available-for-sale municipals had unrealized losses of $1.2 million. Based on the credit quality of the issuers, the Corporation’s intent to hold these securities until a market price recovery, and the determination that it is more likely than not that the Corporation will not be required to sell the securities before their anticipated recovery, the Corporation does not consider these investments other than temporarily impaired.

Corporate bonds

The Corporation’s unrealized losses on its corporate bonds were caused by interest rate fluctuations. At December 31, 2017, one security had an unrealized loss of $9 thousand. Based on the credit quality of the issuer, the Corporation’s intent to hold this security until a market price recovery, and the determination that it is more likely than not that the Corporation will not be required to sell the security before its anticipated recovery, the Corporation does not consider this investment other than temporarily impaired.

Mutual fund

The Corporation’s unrealized loss on its CRA mutual fund investment was caused by interest rate fluctuations. At December 31, 2017, one security had an unrealized loss of $121 thousand. Based on the credit quality of the issuer, the Corporation’s intent to hold this security until a market price recovery, and the determination that it is more likely than not that the Corporation will not be required to sell the security before its anticipated recovery, the Corporation does not consider this investment other than temporarily impaired.

Securities Sold Under Agreements to Repurchase (Repurchase Agreements)

The Corporation enters into agreements under which it sells securities subject to an obligation to repurchase the same or similar securities. Under these arrangements, the Corporation may transfer legal control over the assets but still retain effective control through an agreement that both entitles and obligates the Corporation to repurchase the assets. As a result, these repurchase agreements are accounted for as collateralized financing agreements (i.e., secured borrowings) and not as a sale and subsequent repurchase of securities. The obligation to repurchase the securities is reflected as a liability in the Corporation’s consolidated balance sheets, while the securities underlying the repurchase agreements remain in the respective investment securities asset accounts. In other words, there is no offsetting or netting of the investment securities assets with the repurchase agreement liabilities. In addition, as the Corporation does not enter into reverse repurchase agreements, there is no such offsetting to be done with the repurchase agreements.

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Notes to Consolidated Financial Statements

Note 2. Securities (continued)

The right of setoff for a repurchase agreement resembles a secured borrowing, whereby the collateral would be used to settle the fair value of the repurchase agreement should the Corporation be in default (e.g., fails to make an interest payment to the counterparty). The collateral is held by a third-party financial institution in the Corporation’s custodial account. The Corporation has the right to sell or repledge the investment securities. The risks and rewards associated with the investment securities pledged as collateral (e.g. a decline or rise in the fair value of the investments) remains with the Corporation. As of December 31, 2017 and 2016, the obligations outstanding under these repurchase agreements totaled $51.1 million and $17.0 million, respectively, and were comprised of overnight sweep accounts. The fair value of the securities pledged in connection with these repurchase agreements at December 31, 2017 was $63.3 million in total and consisted of $11.6 million in municipal securities, $47.4 million in mortgage-backed securities, $1.7 million in corporate bonds, $1.2 million in asset-backed securities, and $1.4 million in CRA mutual funds. The fair value of the securities pledged in connection with these repurchase agreements at December 31, 2016 was $21.4 million in total and consisted of $4.7 million in municipal securities, $6.9 million in mortgage backed securities, $5.9 million in corporate bonds, and $2.5 million in asset-backed securities.

Note 3. Loans and the Allowance for Loan Losses

The composition of net loans is summarized as follows:

	Year Ended December 31,
(Dollars In Thousands)	2017	Percentage of Total	2016	Percentage of Total
Commercial real estate - owner occupied	$467,082	23.60%	$250,440	23.87%
Commercial real estate - non-owner occupied	436,083	22.04	184,688	17.59
Residential real estate	489,669	24.74	204,413	19.47
Commercial	463,652	23.43	311,486	29.67
Real estate construction	97,481	4.93	91,822	8.75
Consumer	24,942	1.26	6,849	0.65
Total loans	$1,978,909	100.00%	$1,049,698	100.00%
Less allowance for loan losses	15,805		16,008
Net loans	$1,963,104		$1,033,690

Unearned income and net deferred loan fees and costs totaled $3.1 million and $2.4 million at December 31, 2017 and 2016, respectively. Loans pledged to secure borrowings at the FHLB totaled $492.2 million and $266.6 million at December 31, 2017 and 2016, respectively.

Allowance for Loan Losses

The allowance for loan losses totaled $15.8 million and $16.0 million at year end December 31, 2017 and 2016, respectively. The allowance for loan losses was equivalent to 0.80% and 1.53% of total loans held for investment at December 31, 2017 and 2016, respectively. Adequacy of the allowance is assessed and the allowance is increased by provisions for loan losses charged to expense no less than quarterly. Charge-offs are taken when a loan is identified as uncollectible.

The methodology by which the Corporation systematically determines the amount of its allowance is set forth by the Board of Directors in its Loan Policy and implemented by management. The results of the analysis are documented, reviewed, and approved by the Board of Directors no less than quarterly.

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Notes to Consolidated Financial Statements

Note 3. Loans and the Allowance for Loan Losses (continued)

The level of the allowance for loan losses is determined by management through an ongoing, detailed analysis of historical loss rates and risk characteristics. During each quarter, management evaluates the collectability of all loans in the portfolio and ensures an accurate risk rating is assigned to each loan. The risk rating scale and definitions commonly adopted by the Federal Banking Agencies is contained within the framework prescribed by the Bank’s Loan Policy. Any loan that is deemed to have potential or well defined weaknesses that may jeopardize collection in full is then analyzed to ascertain its level of weakness. If appropriate, the loan may be charged-off or a specific reserve may be assigned if the loan is deemed to be impaired.

During the risk rating verification process, each loan identified as inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged is considered impaired and is placed on non-accrual status. On these loans, management analyzes the potential impairment of the individual loan and may set aside a specific reserve. Any amounts deemed uncollectible during that analysis are charged-off.

For the remaining loans in each segment, the Bank calculates the probability of loss as a group using the risk rating for each of the following loan types: Commercial Real Estate - Owner Occupied, Commercial Real Estate - Non-Owner Occupied, Residential Real Estate, Commercial, Real Estate Construction, and Consumer. Management calculates the historical loss rate in each group by risk rating using a period of at least six years. This historical loss rate may then be adjusted based on management’s assessment of internal and external environmental factors. While management may consider other factors, the analysis generally includes factors such as unemployment, office vacancy rates, and any concentrations that exist within the portfolio. This adjustment is meant to account for changes between the historical economic environment and current conditions and for changes in the ongoing management of the portfolio which affects the loans’ potential losses.

Once complete, management compares the condition of the portfolio using several different characteristics, as well as its experience, to the experience of other banks in its peer group in order to determine if it is directionally consistent with others’ experience in our area and line of business. Based on that analysis, management aggregates the probabilities of loss of the remaining portfolio based on the specific and general allowances and may provide additional amounts to the allowance for loan losses as needed. Since this process involves estimates, the allowance for loan losses may also contain an amount that is non-material which is not allocated to a specific loan or to a group of loans but is deemed necessary to absorb additional losses in the portfolio.

Management and the Board of Directors subject the reserve adequacy and methodology to a review on a regular basis by internal auditors and bank regulators, and such reviews have not resulted in any material adjustment to the allowance.

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Notes to Consolidated Financial Statements

Note 3. Loans and the Allowance for Loan Losses (continued)

The following provides detailed information about the changes in the allowance for loan losses for the years ended December 31, 2017, 2016 and 2015 as well as the recorded investment in loans at December 31, 2017 and 2016.

	Allowance for Loan Losses
Twelve months ended December 31, 2017	Commercial real estate - owner occupied	Commercial real estate - non- owner occupied	Residential real estate	Commercial	Real estate construction	Consumer	Total
	(In Thousands)
Allowance for loan losses:
Beginning Balance	$2,943	$2,145	$2,510	$7,053	$1,277	$80	$16,008
Charge-offs	-	-	-	(7,457)	-	(27)	(7,484)
Recoveries	17	-	131	209	-	5	362
Provisions	1,320	959	(460)	5,645	(571)	26	6,919
Ending Balance	$4,280	$3,104	$2,181	$5,450	$706	$84	$15,805

Twelve months ended December 31, 2016	Commercial real estate - owner occupied	Commercial real estate - non- owner occupied	Residential real estate	Commercial	Real estate construction	Consumer	Total
	(In Thousands)
Allowance for loan losses:
Beginning Balance	$3,042	$1,862	$2,862	$4,612	$1,056	$129	$13,563
Charge-offs	-	-	-	-	-	-	-
Recoveries	-	-	40	285	-	-	325
Provisions	(99)	283	(392)	2,156	221	(49)	2,120
Ending Balance	$2,943	$2,145	$2,510	$7,053	$1,277	$80	$16,008

Twelve months ended December 31, 2015	Commercial real estate - owner occupied	Commercial real estate - non- owner occupied	Residential real estate	Commercial	Real estate construction	Consumer	Total
	(In Thousands)
Allowance for loan losses:
Beginning Balance	$3,229	$1,894	$3,308	$4,284	$596	$88	$13,399
Charge-offs	-	-	-	(186)	-	-	(186)
Recoveries	-	-	61	102	37	-	200
Provisions	(187)	(32)	(507)	412	423	41	150
Ending Balance	$3,042	$1,862	$2,862	$4,612	$1,056	$129	$13,563

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Notes to Consolidated Financial Statements

Note 3. Loans and the Allowance for Loan Losses (continued)

Loans acquired in a transfer, including in business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Corporation will not collect all contractually required principal and interest payments, are accounted for as purchased credit impaired loans. Purchased credit impaired loans are initially recorded at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. Accordingly, the historical allowance for loan losses related to these loans is not carried over.

Accounting for purchased credit impaired loans involves estimating fair value, at acquisition, using the principal and interest cash flows expected to be collected discounted at the prevailing market rate of interest. The excess of cash flows expected to be collected over the estimated fair value at the acquisition date is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the loans. The difference between contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference and is not recorded. Any decreases in cash flows expected to be collected (other than due to decreases in interest rate indices and changes in prepayment and assumptions) will be charged to the provision for loan losses, resulting in an increase to the allowance for loan losses.

The following table present the changes in the accretable yield for purchased credit impaired loans for the year ended December 31, 2017:

(In Thousands)	2017
Accretable yield, beginning of period	$-
Additions	557
Accretion	(313)
Reclassification from (to) nonaccretable difference	-
Other changes, net	-
Accretable yield, end of period	$244

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Notes to Consolidated Financial Statements

Note 3. Loans and the Allowance for Loan Losses (continued)

	Recorded Investment in Loans
December 31, 2017	Commercial real estate - owner occupied	Commercial real estate - non- owner occupied	Residential real estate	Commercial	Real estate construction	Consumer	Total
	(In Thousands)
Allowance
Ending balance:	$4,280	$3,104	$2,181	$5,450	$706	$84	$15,805
Ending balance: individually evaluated for impairment	$-	$-	$-	$234	$186	$-	$420
Ending balance: collectively evaluated for impairment	$4,280	$3,104	$2,181	$5,216	$520	$84	$15,385
Ending balance: loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-	$-

Loans
Ending balance:	$467,082	$436,083	$489,669	$463,652	$97,481	$24,942	$1,978,909
Ending balance: individually evaluated for impairment	$1,393	$-	$166	$3,107	$865	$182	$5,713
Ending balance: collectively evaluated for impairment	$464,030	$435,109	$487,390	$460,369	$96,616	$24,713	$1,968,227
Ending balance: loans acquired with deteriorated credit quality	$1,659	$974	$2,113	$176	$-	$47	$4,969

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Notes to Consolidated Financial Statements

Note 3. Loans and the Allowance for Loan Losses (continued)

December 31, 2016	Commercial real estate - owner occupied	Commercial real estate - non- owner occupied	Residential real estate	Commercial	Real estate construction	Consumer	Total
	(In Thousands)
Allowance
Ending balance:	$2,943	$2,145	$2,510	$7,053	$1,277	$80	$16,008
Ending balance: individually evaluated for impairment	$-	$-	$-	$2,805	$221	$-	$3,026
Ending balance: collectively evaluated for impairment	$2,943	$2,145	$2,510	$4,248	$1,056	$80	$12,982
Ending balance: loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-	$-

Loans
Ending balance:	$250,440	$184,688	$204,413	$311,486	$91,822	$6,849	$1,049,698
Ending balance: individually evaluated for impairment	$335	$-	$606	$6,182	$940	$-	$8,063
Ending balance: collectively evaluated for impairment	$250,105	$184,688	$203,807	$305,304	$90,882	$6,849	$1,041,635
Ending balance: loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-	$-

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Notes to Consolidated Financial Statements

Note 3. Loans and the Allowance for Loan Losses (continued)

Identifying and Classifying Portfolio Risks by Risk Rating

At origination, loans are categorized into risk categories based upon original underwriting. Subsequent to origination, management evaluates the collectability of all loans in the portfolio and assigns a proprietary risk rating on a quarterly basis as of the 15th of the last month in the quarter. Ratings range from the highest to lowest quality based on factors including measurements of ability to pay, collateral type and value, borrower stability, management experience, and credit enhancements. These ratings are consistent with the bank regulatory rating system.

A loan may have portions of its balance in one rating and other portions in a different rating. The Bank may use these “split ratings” when factors cause loan loss risk to exist for part but not all of the principal balance. Split ratings may also be used where cash collateral or a government agency has provided a guaranty that partially covers a loan.

For clarity of presentation, the Corporation’s loan portfolio is profiled below in accordance with the risk rating framework that has been commonly adopted by the federal banking agencies. The definitions of the various risk rating categories are as follows:

Pass - The condition of the borrower and the performance of the loan are satisfactory or better.

Special mention - A special mention asset has one or more potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date.

Substandard - A substandard asset is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful - An asset classified doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss - Assets classified loss are considered uncollectible and their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, and a partial recovery may be effected in the future.

The Bank did not have any loans classified as loss or doubtful at December 31, 2017 and 2016. It is the Bank’s policy to charge-off any loan once the risk rating is classified as loss.

The profile of the loan portfolio, as indicated by risk rating, as of December 31, 2017 and 2016 is shown below.

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Notes to Consolidated Financial Statements

Note 3. Loans and the Allowance for Loan Losses (continued)

	December 31, 2017
Credit Risk Profile by Risk Rating	Pass	Special Mention	Substandard	Doubtful	Loss	Unearned Income	Total Loans
	(In Thousands)
Commercial real estate - owner occupied	$465,464	$1,639	$758	$-	$-	$(779)	$467,082
Commercial real estate - non-owner occupied	437,087	-	-	-	-	(1,004)	436,083
Residential real estate	487,800	189	1,835	-	-	(155)	489,669
Commercial	461,091	1,615	1,750	-	-	(804)	463,652
Real estate construction	92,522	5,349	-	-	-	(390)	97,481
Consumer	24,928	-	10	-	-	4	24,942
Total	$1,968,892	$8,792	$4,353	$-	$-	$(3,128)	$1,978,909

	December 31, 2016
Credit Risk Profile by Risk Rating	Pass	Special Mention	Substandard	Doubtful	Loss	Unearned Income	Total Loans
	(In Thousands)
Commercial real estate - owner occupied	$247,001	$1,213	$2,807	$-	$-	$(581)	$250,440
Commercial real estate - non-owner occupied	185,020	300	-	-	-	(632)	184,688
Residential real estate	202,762	932	878	-	-	(159)	204,413
Commercial	287,978	4,544	19,561	-	-	(597)	311,486
Real estate construction	91,296	-	940	-	-	(414)	91,822
Consumer	6,848	-	-	-	-	1	6,849
Total	$1,020,905	$6,989	$24,186	$-	$-	$(2,382)	$1,049,698

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Notes to Consolidated Financial Statements

Note 3. Loans and the Allowance for Loan Losses (continued)

Loans listed as non-performing are also placed on non-accrual status. The accrual of interest is discontinued at the time a loan is 90 days delinquent or when the credit deteriorates and there is doubt that the credit will be paid as agreed, unless the credit is well-secured and in process of collection. Once the loan is on non-accrual status, all accrued but unpaid interest is also charged-off, and all payments are used to reduce the principal balance. Once the principal balance is repaid in full, additional payments are taken into income. A loan may be returned to accrual status if the borrower shows renewed willingness and ability to repay under the term of the loan agreement. The risk profile based upon payment activity is shown below.

	December 31, 2017
Credit Risk Profile Based on Payment Activity	Performing	Non- Performing	Total Loans
	(In Thousands)
Commercial real estate - owner occupied	$466,016	$1,066	$467,082
Commercial real estate - non-owner occupied	436,083	-	436,083
Residential real estate	489,669	-	489,669
Commercial	461,139	2,513	463,652
Real estate construction	96,616	865	97,481
Consumer	24,760	182	24,942
Total	$1,974,283	$4,626	$1,978,909

	December 31, 2016
Credit Risk Profile Based on Payment Activity	Performing	Non- Performing	Total Loans
	(In Thousands)
Commercial real estate - owner occupied	$250,440	$-	$250,440
Commercial real estate - non-owner occupied	184,688	-	184,688
Residential real estate	203,982	431	204,413
Commercial	305,935	5,551	311,486
Real estate construction	90,882	940	91,822
Consumer	6,849	-	6,849
Total	$1,042,776	$6,922	$1,049,698

Loans are considered past due if a contractual payment is not made by the calendar day after the payment is due. For reporting purposes, however, loans past due 1 to 29 days are excluded. The delinquency status of the loans in the portfolio is shown below as of December 31, 2017 and 2016. Loans that were on non-accrual status are not included in any past due amounts.

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Notes to Consolidated Financial Statements

Note 3. Loans and the Allowance for Loan Losses (continued)

	Age Analysis of Past Due Loans December 31, 2017
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Non- accrual Loans	Current Loans	Total Loans
	(In Thousands)
Commercial real estate - owner occupied	$-	$-	$-	$-	$1,066	$466,016	$467,082
Commercial real estate - non-owner occupied	-	-	-	-	-	436,083	436,083
Residential real estate	655	140	213	1,008	-	488,661	489,669
Commercial	138	19	-	157	2,513	460,982	463,652
Real estate construction	-	-	-	-	865	96,616	97,481
Consumer	81	2	-	83	182	24,677	24,942
Total	$874	$161	$213	$1,248	$4,626	$1,973,035	$1,978,909

	12/31/2016
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Non- accrual Loans	Current Loans	Total Loans
	(In Thousands)
Commercial real estate - owner occupied	$-	$-	$-	$-	$-	$250,440	$250,440
Commercial real estate - non-owner occupied	-	-	-	-	-	184,688	184,688
Residential real estate	-	97	-	97	431	203,885	204,413
Commercial	438	-	-	438	5,551	305,497	311,486
Real estate construction	-	-	-	-	940	90,882	91,822
Consumer	-	-	-	-	-	6,849	6,849
Total	$438	$97	$-	$535	$6,922	$1,042,241	$1,049,698

Impaired Loans

A loan is classified as impaired when it is deemed probable by management’s analysis that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement, or the recorded investment in the impaired loan is greater than the present value of expected future cash flows, discounted at the loan’s effective interest rate. In the case of an impaired loan, management conducts an analysis which identifies if a quantifiable potential loss exists, and takes the necessary steps to record that loss when it has been identified as uncollectible.

As the ultimate collectability of the total principal of an impaired loan is in doubt, the loan is placed on nonaccrual status with all payments applied to principal under the cost-recovery method. As such, the Bank did not recognize any interest income on its impaired loans for the years ended December 31, 2017, 2016 and 2015.

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Notes to Consolidated Financial Statements

Note 3. Loans and the Allowance for Loan Losses (continued)

The table below shows the results of management’s analysis of impaired loans as of December 31, 2017 and 2016.

	Impaired Loans
	December 31, 2017			December 31, 2016
	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Related allowance
	(In Thousands)
With no specific related allowance recorded:
Commercial real estate - owner occupied	$1,066	$1,092	$-	$-	$-	$-
Commercial real estate - non-owner occupied	-	-	-	-	-	-
Residential real estate	-	-	-	431	431	-
Commercial	747	1,080	-	2,748	3,771	-
Real estate construction	-	-	-	-	-	-
Consumer	145	155	-	-	-	-
With a specific related allowance recorded:
Commercial real estate - owner occupied	$-	$-	$-	$-	$-	$-
Commercial real estate - non-owner occupied	-	-	-	-	-	-
Residential real estate	-	-	-	-	-	-
Commercial	1,766	1,817	234	2,803	1,400	2,805
Real estate construction	865	952	186	940	994	221
Consumer	37	38	-	-	-	-
Total:
Commercial real estate - owner occupied	$1,066	$1,092	$-	$-	$-	$-
Commercial real estate - non-owner occupied	-	-	-	-	-	-
Residential real estate	-	-	-	431	431	-
Commercial	2,513	2,897	234	5,551	5,171	2,805
Real estate construction	865	952	186	940	994	221
Consumer	182	193	-	-	-	-
	$4,626	$5,134	$420	$6,922	$6,596	$3,026

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Notes to Consolidated Financial Statements

Note 3. Loans and the Allowance for Loan Losses (continued)

The table below shows the average recorded investment in impaired loans for the years ended December 31, 2017, 2016 and 2015.

	Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2015
	Average Recorded Investment	Average Recorded Investment	Average Recorded Investment
	(In Thousands)
Commercial real estate - owner occupied	$1,075	$59	$-
Commercial real estate - non-owner occupied	-	2,099	5,572
Residential real estate	-	120	163
Commercial	3,395	4,885	917
Real estate construction	923	1,009	1,086
Consumer	179	-	-
	$5,572	$8,172	$7,738

Troubled Debt Restructurings

A troubled debt restructuring (“TDR”) is a formal restructure of a loan when the Bank, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to a borrower. The Bank classifies these transactions as a TDR if the transaction meets the following conditions: an existing credit agreement must be formally renewed, extended and/or modified; the borrower must be experiencing financial difficulty; and the Bank has granted a concession that it would not otherwise consider.

 Once identified as a TDR, a loan is considered to be impaired, and an impairment analysis is performed for the loan individually, rather than under a general loss allowance based on the loan type and risk rating. Any resulting shortfall is charged off. This method is used consistently for all segments of the portfolio.

Normally, loans identified as TDRs would be placed on non-accrual status and considered non-performing until sufficient history of timely collection or payment has occurred that allows them to return to performing status, generally 6 months.

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Notes to Consolidated Financial Statements

Note 3. Loans and the Allowance for Loan Losses (continued)

During 2017, one commercial loan totaling $91 thousand at December 31, 2017 was modified in connection with a troubled debt restructuring. The modification granted the borrower an extension of the maturity date and was deemed to have no material financial effects as a direct result of this modification. Two construction loan totaling $2.0 million at the time of restructure were modified in connection with a troubled debt restructuring during the year ended December 31, 2016. The modification granted the borrower reduced payments for a period of two years as well as a reduction in the interest rate. There were no material financial effects as a direct result of this modification.

No payment defaults occurred during the year ended December 31, 2017 or December 31, 2016 for loans restructured during the preceding 12 month period.

The table below shows the results of management’s analysis of troubled debt restructurings as of December 31, 2017 and 2016.

	Troubled Debt Restructurings
	December 31, 2017			December 31, 2016
	Number of loans	Outstanding balance	Recorded investment	Number of loans	Outstanding balance	Recorded investment
	(Dollars in Thousands)
Performing
Commercial real estate - owner occupied	-	$-	$-	-	$-	$-
Commercial real estate - non-owner occupied	-	-	-	-	-	-
Residential real estate	1	208	166	1	217	175
Commercial	2	921	921	2	967	967
Real estate construction	-	-	-	-	-	-
Consumer	-	-	-	-	-	-

Non-Performing
Commercial real estate - owner occupied	-	$-	$-	-	$-	$-
Commercial real estate - non-owner occupied	-	-	-	-	-	-
Residential real estate	-	-	-	-	-	-
Commercial	2	956	956	2	2,000	2,000
Real estate construction	-	-	-	1	994	940
Consumer	-	-	-	-	-	-

Total	5	$2,085	$2,043	6	$4,178	$4,082

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Notes to Consolidated Financial Statements

Note 4. Premises and Equipment

Premises and equipment, net, are summarized as follows:

	December 31,
	2017	2016
	(In Thousands)
Land	$6,810	$1,342
Premises	14,556	5,832
Leasehold improvements	6,802	1,351
Furniture and equipment	5,884	4,661
Construction in process	1,159	-
	35,211	13,186
Less accumulated depreciation	(7,414)	(6,102)
	$27,797	$7,084

Depreciation and amortization expense included in operating expenses for the years ended December 31, 2017, 2016, and 2015, was $1.4 million, $515 thousand, and $507 thousand, respectively.

Note 5. Deposits

The composition of deposits is summarized as follows at December 31:

	2017		2016
	Amount	Percentage of Total	Amount	Percentage of Total
	(Dollars In Thousands)
Interest-bearing demand deposits	$486,621	21.78%	$126,189	11.97%
Savings and money market	580,827	26.00	270,310	25.64
CDARS - time deposits	21,582	0.97	34,290	3.25
CDARS/ICS non-maturity deposits	48,011	2.15	40,925	3.88
Brokered deposits	51,028	2.28	57,389	5.44
Time deposits	301,119	13.48	163,188	15.48
Total interest-bearing deposits	1,489,188	66.66	692,291	65.66
Noninterest-bearing demand deposits	744,960	33.34	362,036	34.34
Total deposits	$2,234,148	100.00%	$1,054,327	100.00%

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Notes to Consolidated Financial Statements

Note 5. Deposits (continued)

The aggregate amount of time deposits with a minimum denomination of $250,000 was $167.0 million for 2017 and $96 million for 2016.

At December 31, 2017, the scheduled maturities of time deposits were as follows:

Year	Amount
(In Thousands)
2018	$181,913
2019	136,645
2020	24,751
2021	9,103
2022	6,469
Later years	9,741
$368,622

Brokered deposits totaled $120.621 million and $132.604 million at December 31, 2017 and 2016, respectively, which includes $69.593 million and $75.215 million, respectively, in CDARS deposits.

Note 6. Borrowings

The Bank is a member of the FHLB and may borrow funds based on criteria established by the FHLB. The FHLB may call these borrowings if the adjusted collateral balance falls below the borrowing level. The borrowing arrangements available from the FHLB could be either short-term or long-term borrowings, depending upon the Bank’s related cost and needs.

Advances from the FHLB for the years ended December 31, 2017 and 2016 are summarized below:

	2017	2016
	(Dollars In Thousands)
Balance outstanding at end of year	$135,000	$189,000
Average balance outstanding	$124,301	$125,047
Maximum outstanding at any month-end	$185,000	$189,000
Average interest rate during the year	1.15%	0.91%
Average interest rate at end of year	1.36%	0.91%

The scheduled maturity dates and related fixed interest rates on advances from the FHLB at December 31, 2017 are summarized as follows (dollars in thousands):

Maturity Date	Interest Rate	Outstanding Amount
3/13/2018	1.47%	$65,000
3/27/2018	1.22%	10,000
10/2/2018	1.02%	10,000
11/26/2018	1.43%	10,000
4/4/2019	1.13%	20,000
10/2/2019	1.32%	10,000
10/2/2020	1.54%	10,000
		$135,000

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Notes to Consolidated Financial Statements

Note 6. Borrowings (continued)

Information concerning securities sold under agreements to repurchase and federal funds purchased for the years ended December 31, 2017 and 2016 is summarized below:

	2017	2016
	(Dollars In Thousands)
Balance outstanding at end of year	$51,052	$57,009
Average balance outstanding	$38,191	$16,270
Maximum outstanding at any month-end	$62,651	$57,009
Average interest rate during the year	0.10%	0.10%
Average interest rate at end of year	0.10%	0.68%

Repurchase agreements totaled $51.1 million and $17.0 million at December 31, 2017 and 2016, respectively. They are classified as secured borrowings and generally mature within one business day from the transaction date. They are reflected as the amount of cash received in connection with the transaction. In addition, nothing in federal funds lines with other financial institutions were outstanding at December 31, 2017, leaving $62.5 million available for short-term funding needs. Federal funds purchased are overnight, unsecured borrowings.

The Bank has remaining lines of credit available with the FHLB which totaled $254.0 million at December 31, 2017. The FHLB advances are secured by a blanket floating lien on certain 1-4 family residential, HELOCS, second mortgages, commercial mortgages and investment securities with carrying values of $492.2 million at December 31, 2017.

On December 12, 2003, MFC Capital Trust II, a wholly owned subsidiary of the Corporation which was acquired on April 1, 2017, was formed for the purpose of issuing redeemable Capital Securities. On December 19, 2003, $5.0 million of trust-preferred securities were issued through a pooled underwriting totaling approximately $344 million. The securities have a LIBOR-indexed floating rate of interest.

During 2017, the interest rates ranged from 3.89% to 4.23%. For the year ended December 31, 2017, the weighted-average interest rate was 4.09%. The securities have a mandatory redemption date of January 23, 2034, and are subject to varying call provisions beginning January 23, 2009. The principal asset of the trust is $5.2 million of the Corporation’s junior subordinated debt securities with like maturities and like interest rates to the Capital Securities.

The trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 Capital after its inclusion. The portion of the trust preferred securities not considered as Tier 1 Capital may be included in Tier 2 Capital. On December 31, 2017, all of the Corporation’s trust preferred securities are included in Tier I Capital.

The obligations of the Corporation with respect to the issuance of the Capital Securities constitute a full and unconditional guarantee by the Corporation of the trust’s obligations with respect to the Capital Securities.

Subject to certain exceptions and limitations, the Corporation may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related Capital Securities. There were no deferred interest payments on the junior subordinated debt securities at December 31, 2017.

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Notes to Consolidated Financial Statements

Note 7. Income Taxes

Current income tax expense represents the amounts expected to be reported on the Corporation’s income tax returns, and deferred tax expense or benefit represents the change in net deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Valuation allowances are recorded as appropriate to reduce deferred tax assets to the amount considered likely to be realized.

On December 22, 2017, the President of the United States signed into law the Tax Reform Act. The legislation made key changes to U.S. tax law, including the reduction of the U.S. federal corporate tax rate from 35% to 21%, effective January 1, 2018.

The Corporation uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. As a result of the reduction in the U.S. corporate income tax rate from 35% to 21% under the Tax Reform Act, the Corporation revalued its ending net deferred tax assets at December 31, 2017, and recognized a provisional $3.5 million tax expense in the Corporation’s consolidated statement of income for the year ended December 31, 2017. We are still analyzing certain aspects of the new law and refining our calculations, which could affect the measurement of these assets and liabilities or give rise to new deferred tax amounts. The accounting is expected to be complete when the 2017 U.S. corporate income tax return is filed in 2018. The Corporation’s evaluation of the impact of the Tax Reform Act is subject to refinement for up to one year after the enactment per the guidance under ASC 740, Accounting for Uncertainty in Income Taxes, and SAB 118.

Net deferred tax assets consisted of the following components as of December 31, 2017 and 2016:

	December 31,
	2017	2016
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$3,446	$5,760
Deferred fees	682	857
Allowance for loan losses on mortgage loans sold	339	557
Allowance for off balance sheet losses	174	270
Stock options	44	79
Securities available for sale	617	869
Fair value adjustment for acquired assets/liabilities	698	-
Acquisition accounting adjustments	6,008	-
Other	144	197
	$12,152	$8,589
Deferred tax liability:
Depreciation	$347	$147
Acquisition accounting adjustments	6,067	-
Other	192	88
	$6,606	$235
Net deferred tax assets included in other assets	$5,546	$8,354

The provision for income taxes charged to operations for the years ended December 31, 2017, 2016, and 2015 consisted of the following:

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Notes to Consolidated Financial Statements

Note 7. Income Taxes (continued)

	Year Ended December 31,
	2017	2016	2015
	(In Thousands)
Current tax expense	$2,980	$9,898	$8,711
Deferred tax (benefit)	8,997	(698)	(534)
	$11,977	$9,200	$8,177

The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for the years ended December 31, 2017, 2016, and 2015 as follows:

	Year Ended December 31,
	2017	2016	2015
	(In Thousands)
Computed “expected” tax expense	$9,967	$8,961	$8,259
Increase (decrease) in income taxes resulting from:
Tax reform	3,524	-	-
State income taxes, net of federal benefit	127	117	92
Tax exempt income and interest	(1,305)	(409)	(257)
Merger related expenses, nondeductible	550	344	-
Low income housing tax credits	(586)	-	-
Other	(300)	187	83
	$11,977	$9,200	$8,177

As of December 31, 2017 and 2016, the Corporation did not have any unrecognized tax benefits. The Corporation does not expect a significant increase or decrease in the next 12 months of unrecognized tax benefits. The Corporation recognizes interest and penalties related to unrecognized tax benefits as Interest Expense and Other Noninterest Expense, respectively, and not as part of the tax provision. The Corporation did not recognize a material amount of interest expense or penalties for the years ended December 31, 2017, 2016, and 2015. In addition, there were no interest or penalties accrued at December 31, 2017 or 2016. The Corporation is no longer subject to examination for federal and state purposes for tax years prior to 2014.

Note 8. Commitments and Contingent Liabilities

The Corporation is committed under non-cancelable and month-to-month operating leases for its office locations. Rent expense associated with these operating leases for the years ended December 31, 2017, 2016, and 2015 totaled $2.2 million, $878.0 thousand, and $807.0 thousand, respectively.

The following is a schedule of future minimum lease payments required under operating leases that have initial or remaining lease terms in excess of one year.

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Notes to Consolidated Financial Statements

Note 8. Commitments and Contingent Liabilities (continued)

Year	Amount
(In Thousands)
2018	$1,693
2019	1,775
2020	1,780
2021	1,740
2022	1,708
Thereafter	16,499
$25,195

In the normal course of business, there are outstanding various commitments and contingent liabilities, which are not reflected in the accompanying financial statements. The Corporation does not anticipate any material loss as a result of these transactions. See Note 9 for additional information.

As part of its mortgage banking activities, the Mortgage Division enters into interest rate lock commitments, which are commitments to originate loans whereby the interest rate on the loan is determined prior to funding and the customers have locked into that interest rate. The Mortgage Division then either locks the loan and rate in with an investor and commits to deliver the loan if settlement occurs (“Best Efforts”) or commits to deliver the locked loan in a binding (“Mandatory”) delivery program with an investor. Certain loans under rate lock commitments are covered under forward sales contracts of mortgage backed securities (“MBS”). Forward sales contracts of MBS are recorded at fair value with changes in fair value recorded in noninterest income. Interest rate lock commitments and commitments to deliver loans to investors are considered derivatives. The market value of interest rate lock commitments and best efforts contracts are not readily ascertainable with precision because they are not actively traded in stand-alone markets. The Mortgage Division determines the fair value of rate lock commitments and delivery contracts by measuring the fair value of the underlying asset, which is impacted by current interest rates and taking into consideration the probability that the rate lock commitments will close or will be funded.

Since the Mortgage Division’s derivative instruments are not designated as hedging instruments, the fair value of the derivatives are recorded as a freestanding asset or liability with the change in value being recognized in current net income during the period of change.

At December 31, 2017 and 2016 the Mortgage Division had open forward contracts with notional values of $39.3 million and $54.3 million, respectively. At December 31, 2017 and 2016, the Mortgage Division did not have any open mandatory delivery contracts. The open forward delivery contracts are composed of forward sales of MBS. The fair value of these open forward contracts was $56 thousand and $102 thousand at December 31, 2017 and 2016, respectively. Certain additional risks arise from these forward delivery contracts in that the counterparties to the contracts may not be able to meet the terms of the contracts. The Mortgage Division does not expect any counterparty to fail to meet its obligation. Additional risks inherent in mandatory delivery programs include the risk that if the Mortgage Division does not close the loans subject to interest rate risk lock commitments, they will be obligated to deliver MBS to the counterparty under the forward sales agreement. Should this be required, the Mortgage Division could incur significant costs in acquiring replacement loans or MBS and such costs could have an adverse effect on mortgage banking operations in future periods.

Interest rate lock commitments totaled $20.0 million and $37.9 million at December 31, 2017 and 2016, respectively, and included $3.2 million and $7.3 million that were made on a Best Efforts basis at December 31, 2017 and 2016, respectively. Fair values of these best efforts commitments were $23 thousand and $82 thousand at December 31, 2017 and 2016, respectively. The remaining hedged interest rate lock commitments totaling $16.8 million and $30.6 million at December 31, 2017 and 2016 had a fair value of $297 thousand and $484 thousand, respectively.

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Notes to Consolidated Financial Statements

Note 8. Commitments and Contingent Liabilities (continued)

The Mortgage Division makes representations and warranties that loans sold to investors meet their program’s guidelines and that the information provided by the borrowers is accurate and complete. In the event of a default on a loan sold, the investor may make a claim for losses due to document deficiencies, program compliance, early payment default, and fraud or borrower misrepresentations. The Mortgage Division maintains a reserve in other liabilities for potential losses on mortgage loans sold. At December 31, 2017 and 2016 the balance in this reserve totaled $953 thousand and $1,029 thousand, respectively.

Allowance For Losses on Mortgage Loans Sold

	Year Ended December 31,
	2017	2016
	(In Thousands)
Balance at beginning of year	$1,029	$1,029
Provision charged to operating expense	-	-
Recoveries	-	-
Charge-offs	(76)	-
Balance at end of year	$953	$1,029

Note 9. Financial Instruments with Off-Balance-Sheet Risk

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral, if any, deemed necessary by the Corporation upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral normally consists of real property, liquid assets or business assets. The Corporation had approximately $82.8 million and $25.1 million in outstanding commitments at December 31, 2017 and 2016, respectively.

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Corporation had approximately $468.2 million and $330.0 million in unfunded lines of credit whose contract amounts represent credit risk at December 31, 2017 and 2016, respectively.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary. The Corporation had standby letters of credit outstanding in the amount of $14.3 million and $9.6 million at December 31, 2017 and 2016, respectively.

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Notes to Consolidated Financial Statements

Note 9. Financial Instruments with Off-Balance-Sheet Risk (continued)

The Bank has a letter of credit agreement with the Commonwealth of Virginia Treasury Board pertaining to its public deposits program. Under the terms of the letters of credit agreement, the Commonwealth of Virginia Treasury Board in accordance with the Security for Public Deposits Act has approved the use of a letter of credit issued by the FHLB as collateral by the Bank. The maximum amount available under the letter of credit is $65 million. The letter of credit expired in August 2017 with an automatic one-year extension until August 2018.

In addition to the above, the Corporation is subject to risks related to the mortgage origination operations of the Mortgage Division of the Bank. See Note 8 for a discussion of those risks.

Note 10. Related Party Transactions

The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with parties not related to the Corporation and which did not present more than the normal risk of collectability or other unfavorable terms. These related parties were indebted to the Corporation for loans totaling $19.2 million at December 31, 2017, and $10.8 million at December 31, 2016. During 2017, total principal additions were $320 thousand and total principal payments and changes in related parties’ debt were $412 thousand. The Corporation also has outstanding unused commitments to related parties amounting to $650 thousand at December 31, 2017. The aggregate amount of deposits at December 31, 2017 and 2016 from directors and officers or their immediate family members was $88.2 million and $35.6 million, respectively.

Note 11. Share Based Compensation Plans

The Corporation established the Access National Corporation 2009 Stock Option Plan (“the 2009 Plan”) which was approved by shareholders on May 19, 2009. The 2009 Plan reserved 975,000 shares of the Corporation’s common stock, $0.835 par value, for issuance under the plan. The 2009 Plan allowed for stock options to be granted with an exercise price equal to the fair market value at the date of grant. The expiration dates on options granted under this plan were generally five years from the grant date.

Total compensation cost for share-based payment arrangements recognized in 2017, 2016, and 2015 was $442 thousand, $335 thousand, and $332 thousand, respectively.

Cash received from option exercises under share-based payment arrangements for 2017, 2016, and 2015 was $2.3 million, $532 thousand, and $380 thousand, respectively.

Changes in the stock options outstanding under the 2009 Plan, for the years ended December 31, 2017, 2016 and 2015 are summarized as follows:

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ACCESS NATIONAL CORPORATION

Notes to Consolidated Financial Statements

Note 11. Share Based Compensation Plans (continued)

	Year Ended December 31,
	2017		2016		2015
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding at beginning of year	481,381	$16.52	407,832	$15.33	316,423	$14.02
Granted	185,600	27.85	129,550	18.77	125,434	18.03
Exercised	(155,769)	14.60	(43,801)	12.15	(29,975)	12.62
Lapsed or canceled	(3,720)	15.69	(12,200)	16.54	(4,050)	16.40
Outstanding at end of year	507,492	$21.26	481,381	$16.52	407,832	$15.33
Options exercisable at end of year	142,859	$16.65	173,781	$14.49	105,889	$12.99

Options outstanding and exercisable at year end 2017 were as follows:

	Options Outstanding				Options Exercisable
		Weighted- Average	Weighted			Weighted- Average	Weighted
Range of		Remaining	Average			Remaining	Average
Exercise	Number	Contractual	Exercise	Intrinsic	Number	Contractual	Exercise	Intrinsic
Price	Outstanding	Life (in yrs)	Price	Value	Exercisable	Life (in yrs)	Price	Value
$12.79-$19.85	311,142	1.89	$17.24	$3,297	139,484	1.26	$16.50	$1,582
$20.34-$28.17	196,350	4.32	27.62	56	3,375	3.45	22.99	17
	507,492	2.83	$21.26	$3,353	142,859	2.91	$16.65	$1,599

The fair value of stock options granted was estimated using the Black Scholes option pricing model with the following weighted average assumptions:

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ACCESS NATIONAL CORPORATION

Notes to Consolidated Financial Statements

Note 11. Share Based Compensation Plans (continued)

	Year Ended December 31,
	2017	2016	2015
Expected life of options granted	5.00 Years	4.12 Years	4.09 Years
Risk-free interest rate	1.49%	1.25%	1.06%
Expected volatility of stock	29%	30%	30%
Annual expected dividend yield	3%	3%	3%
Fair value of granted options	$1,143,434	$473,272	$357,456
Nonvested Options	364,633	307,600	301,943

The total intrinsic value of options exercised during the years ended December 31, 2017, 2016, and 2015 was $2.0 million, $340 thousand, and $239 thousand, respectively. The weighted average grant date fair value of options granted during the years 2017, 2016, and 2015 were $6.16, $4.12, and $2.85, respectively.

The total unrecognized compensation cost related to non-vested share based compensation arrangements granted under the 2009 Plan as of December 31, 2017 was $1.1 million. The cost is expected to be recognized over a weighted average period of 1.6 years.

In August 2017 the Corporation established the Access National Corporation 2017 Equity Compensation Plan (“the 2017 Plan”) which was approved by shareholders on October 26, 2017. The 2017 Plan authorizes the granting of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance cash awards. Awards may be granted under the 2017 Plan to key employees, non-employee directors, consultants and advisors to the Corporation and certain of its subsidiaries. The 2017 Plan reserves 1.5 million shares of the Corporation’s common stock, $0.835 par value, for issuance under the 2017 Plan. As of December 31, 2017, no equity awards had been granted under the 2017 Plan. Awards previously granted under the 2009 Plan will remain outstanding and valid in accordance with their terms, but no new awards will be granted under the 2009 Plan.

Note 12. Capital Requirements

The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Corporation’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total Tier 1, and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2017 and 2016, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

At December 31, 2017 the Corporation and Bank exceeded the minimum required ratios for “well capitalized” as defined by the federal banking regulators. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Common Equity Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the institutions’ category.

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Notes to Consolidated Financial Statements

Note 12. Capital Requirements (continued)

The Corporation’s and Bank’s actual capital amounts and ratios as of December 31, 2017 and 2016 are presented in the table below:

					Minimum To Be Well Capitalized Under
			Minimum Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars In Thousands)
December 31, 2017
Total Capital
(to Risk-Weighted Assets)
Corporation	$257,139	12.25%	$183,670	8.750%	$209,909	10.00%
Bank	$243,301	11.66%	$182,517	8.750%	$208,591	10.00%
Tier 1 Capital
(to Risk-Weighted Assets)
Corporation	$240,535	11.46%	$141,689	6.750%	$167,927	8.00%
Bank	$225,743	10.82%	$140,799	6.750%	$166,873	8.00%
Tier 1 Capital
(to Average Assets)
Corporation	$240,535	8.48%	$148,986	5.250%	$141,892	5.00%
Bank	$225,743	8.51%	$139,313	5.250%	$132,679	5.00%
Common Equity Tier 1 Capital
(to Risk-Weighted Assets)
Corporation	$240,535	11.46%	$83,964	4.00%	$136,441	6.50%
Bank	$225,743	10.82%	$83,436	4.00%	$135,584	6.50%
December 31, 2016
Total Capital
(to Risk-Weighted Assets)
Corporation	$135,009	11.51%	$93,866	8.63%	$117,333	10.00%
Bank	$124,149	10.58%	$93,866	8.63%	$117,332	10.00%
Tier 1 Capital
(to Risk-Weighted Assets)
Corporation	$120,317	10.25%	$70,400	6.63%	$93,866	8.00%
Bank	$109,457	9.33%	$70,399	6.63%	$93,866	8.00%
Tier 1 Capital
(to Average Assets)
Corporation	$120,317	8.90%	$52,800	5.13%	$58,667	5.00%
Bank	$109,457	8.11%	$60,793	5.13%	$67,547	5.00%
Common Equity Tier 1 Capital
(to Risk-Weighted Assets)
Corporation	$120,317	10.25%	$54,068	4.00%	$87,861	6.50%
Bank	$109,457	9.33%	$46,933	4.00%	$76,266	6.50%

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Notes to Consolidated Financial Statements

Note 13. Earnings Per Share

The following table shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of potential diluted common stock. Potential dilutive common stock has no effect on income available to common shareholders.

	Year Ended December 31,
	2017			2016			2015
	Net Income	Shares	Per Share Amount	Net Income	Shares	Per Share Amount	Net Income	Shares	Per Share Amount
	(In Thousands, Except for Per Share Data)
Earnings per share
Basic	$16,500	17,988,670	$0.92	$16,404	10,586,394	$1.55	$15,419	10,513,008	$1.46
Effect of dilutive securities:
Stock options and warrants	-	87,634	-	-	91,167	-	-	68,863	-
Diluted earnings per share	$16,500	18,076,304	$0.92	$16,404	10,677,561	$1.54	$15,419	10,581,871	$1.46

Note 14. Employee Benefits

The Corporation maintains a Defined Contribution 401(k) Profit Sharing Plan (the “401(k) Plan”), which authorizes a maximum voluntary salary deferral of up to IRS limitations. All full-time employees are eligible to participate after 6 months of employment. The Corporation reserves the right to make an annual discretionary contribution to the account of each eligible employee based in part on the Corporation’s profitability for a given year, and on each participant’s yearly earnings. Approximately $1.1 million, $759 thousand, and $638 thousand were charged to expense under the 401(k) Plan for 2017, 2016, and 2015, respectively.

Note 15. Other Income and Other Operating Expenses

The Corporation had the following other expenses for the years ended December 31, 2017, 2016, and 2015:

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Notes to Consolidated Financial Statements

Note 15. Other Income and Other Operating Expenses (continued)

	2017	2016	2015
	(In Thousands)
Management fees	$369	$1,187	$1,151
Amortization of intangibles	2,671	49	8
Merger related costs	6,794	984	-
Business and franchise tax	1,803	953	875
Data processing	2,779	947	1,029
FDIC insurance	1,485	789	634
Investor fees	613	759	570
Advertising and promotional expense	790	735	754
Consulting fees	1,202	681	618
Accounting and auditing service	956	613	612
Telephone	703	385	346
Director fees	703	352	395
Stock option expense	442	335	332
Business development, meals, and travel	337	293	260
Regulatory examinations	418	282	257
Credit report	375	281	197
Publication and subscription	268	280	249
Early payoff	132	260	133
Insurance	434	255	206
Disaster recovery	292	199	190
Stationary and supplies	405	197	294
Employee education and development	85	186	198
FRB and Bank analysis charges	260	163	147
Verification fees	164	150	106
SBA guarantee fee	137	145	160
Postage	105	97	93
Dues and memberships	152	95	108
Common stock expense	73	95	97
Legal fees	400	79	363
Donations	44	64	73
Courier	149	57	59
Impairment of goodwill	1,491	-	-
Other	3,244	1,021	1,346
	$30,275	$12,968	$11,860
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Notes to Consolidated Financial Statements

Note 15. Other Income and Other Operating Expenses (continued)

The Corporation had the following other income for the years ended December 31, 2017, 2016, and 2015:

	2017	2016	2015
	(In Thousands)
Trust income	$3,449	$-	$-
Wealth Management income	2,539	3,034	2,671
Bank owned life insurance income	1,201	558	460
Miscellaneous loan fees	719	599	461
Fair value marks on loans held for sale	1,170	1,646	2,614
Hedging gains (losses), net	(751)	(1,329)	(1,105)
ATM transaction fees	727	225	221
Other	960	935	207
	$10,014	$5,668	$5,529

Note 16. Fair Value Measurements

FASB ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Transfers between levels of the fair value hierarchy are recognized on the actual dates of the event or circumstances that caused the transfer, which generally coincides with the Corporation’s monthly and or quarterly valuation process. The standard describes three levels of inputs that may be used to measure fair values:

Level 1 - Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 - Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 - Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Corporation used the following methods to determine the fair value of each type of financial instrument:

Investment securities: The fair values for investment securities are determined by quoted market prices for similar securities from active markets (Level 2) or by independent valuations (Level 3) for securities not traded in active markets.

Residential loans held for sale: The fair value of loans held for sale is determined using quoted prices for a similar asset, adjusted for specific attributes of that loan (Level 2).

Derivative financial instruments: Derivative instruments are used to hedge residential mortgage loans held for sale and the related interest-rate lock commitments and include forward commitments to sell mortgage loans and mortgage backed securities. The fair values of derivative financial instruments are based on derivative market data inputs as of the valuation date and the underlying value of mortgage loans for rate lock commitments (Level 3).

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Notes to Consolidated Financial Statements

Note 16. Fair Value Measurements (continued)

Impaired loans: The fair values of impaired loans are measured for impairment using the fair value of the collateral for collateral-dependent loans on a non-recurring basis. Collateral may be in the form of real estate or business assets including equipment, inventory and accounts receivable. The use of discounted cash flow models and management’s best judgment are significant inputs in arriving at the fair value measure of the underlying collateral (Level 3).

Other real estate owned: The fair value of other real estate owned, which is included in other assets on the balance sheet, consists of real estate that has been foreclosed. Foreclosed real estate is recorded at the lower of fair value less selling expenses or the book balance prior to foreclosure. Write downs are provided for subsequent declines in value and are recorded in other noninterest expense (Level 2).

Assets and liabilities measured at fair value under FASB ASC 820-10 on a recurring and non-recurring basis, including financial assets and liabilities for which the Corporation has elected the fair value option, are summarized below:

	Fair Value Measurement at December 31, 2017 Using
Description	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Financial Assets-Recurring
Available-for-sale investment securities
U.S. Treasury notes	$50	$50	$-	$-
US Government agency	5,065	-	5,065	-
Mortgage backed	260,455	-	260,455	-
Corporate bonds	4,482	-	4,482	-
Asset backed securities	33,600	-	29,321	4,279
Certificates of deposit	1,981	-	1,981	-
Municipals	100,434	-	100,434	-
CRA Mutual fund	1,379	-	1,379	-
Total available-for-sale investment securities	407,446	50	403,117	4,279
Residential loans held for sale	31,999	-	31,999	-
Derivative assets	420	-	-	420
Total Financial Assets-Recurring	$439,865	$50	$435,116	$4,699
Financial Liabilities-Recurring
Derivative liabilities	$195	$-	$-	$195
Total Financial Liabilities-Recurring	$195	$-	$-	$195
Financial Assets-Non-Recurring
Impaired loans (1)	$4,626	$-	$-	$4,626
Long-lived asset held for sale	643		-	643
Total Financial Assets-Non-Recurring	$5,269	$-	$-	$5,269

(1) Represents the carrying value of loans for which adjustments are based on the appraised value of the collateral, if collateral dependent, or the present value of expected future cash flows, discounted at the loan’s effective interest rate.

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Notes to Consolidated Financial Statements

Note 16. Fair Value Measurements (continued)

	Fair Value Measurement at December 31, 2016 Using
Description	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Financial Assets-Recurring
Available-for-sale investment securities
US Government agency	$4,994	$-	$4,994	$-
Mortgage backed	119,807	-	119,807	-
Corporate bonds	8,666	-	8,666	-
Asset backed securities	12,864	-	8,364	4,500
Certificates of deposit	2,009	-	2,009	-
Municipals - nontaxable	44,359	-	44,359	-
CRA Mutual fund	1,391	-	1,391	-
Total available-for-sale investment securities	194,090	-	189,590	4,500
Residential loans held for sale	35,676	-	35,676	-
Derivative assets	993	-	-	993
Total Financial Assets-Recurring	$230,759	$-	$225,266	$5,493
Financial Liabilities-Recurring
Derivative liabilities	$325	$-	$-	$325
Total Financial Liabilities-Recurring	$325	$-	$-	$325
Financial Assets-Non-Recurring
Impaired loans (1)	$6,922	$-	$-	$6,922
Total Financial Assets-Non-Recurring	$6,922	$-	$-	$6,922

(1) Represents the carrying value of loans for which adjustments are based on the appraised value of the collateral, if collateral dependent, or the present value of expected future cash flows, discounted at the loan’s effective interest rate.

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Notes to Consolidated Financial Statements

Note 16. Fair Value Measurements (continued)

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows for the twelve month period ended December 31, 2017 and 2016.

	Net Derivatives	Securities Available-For- Sale	Total
	(In Thousands)
Balance January 1, 2017	$668	$4,500	$5,168
Realized and unrealized losses included in earnings	(486)	-	(486)
Unrealized gains (losses) included in other comprehensive income	43	(221)	(178)
Purchases, settlements, paydowns, and maturities	-	-	-
Transfer into Level 3	-	-	-
Balance December 31, 2017	$225	$4,279	$4,504

	Net Derivatives	Securities Available-For- Sale	Total
	(In Thousands)
Balance January 1, 2016	$273	$-	$273
Realized and unrealized gains included in earnings	395	-	395
Unrealized gains (losses) included in other comprehensive income	-	-	-
Purchases, settlements, paydowns, and maturities	-	-	-
Transfer into Level 3	-	4,500	4,500
Balance December 31, 2016	$668	$4,500	$5,168

During the fourth quarter of 2016, management transferred two asset backed securities into Level 3 from Level 2 due to the lack of readily available pricing information on these particular securities. Pricing for these securities is now obtained through an independent valuation service.

The following table presents qualitative information about Level 3 fair value measurements for financial instruments measured at fair value at December 31, 2017 and 2016:

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Notes to Consolidated Financial Statements

Note 16. Fair Value Measurements (continued)

2017
Description	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
	(In Thousands)
Financial Assets - Recurring
Asset-backed securities	$4,279	Valuation service	Discounted cash flows	3% - 6% (5.0%)
Derivative assets	$420	Market pricing (3)	Estimated pullthrough	75% - 90% (89.0%)
Derivative liabilities	$195	Market pricing (3)	Estimated pullthrough	75% - 90% (89.0%)
Financial Assets - Non-recurring
Impaired loans - Real estate secured	$2,736	Appraisal of collateral (1)	Liquidation expenses (2)	0% - 15% (10%)
Impaired loans - Non-real estate secured	$1,890	Cash flow basis	Liquidation expenses (2)	0% - 10% (5%)

(1)	Fair value is generally determined through independent appraisals of the underlying collateral on real estate secured loans, which generally include various level 3 inputs which are not identifiable.

(2)	Valuations of impaired loans may be adjusted by management for qualitative factors such as liquidation expenses. The range and weighted average of liquidation expense adjustments are presented as a percent of the appraisal.

(3)	Market pricing on derivative assets and liabilities is adjusted by management for the anticipated percent of derivative assets and liabilities that will create a realized gain or loss. The range and weighted average of estimated pull-through is presented.

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Notes to Consolidated Financial Statements

Note 16. Fair Value Measurements (continued)

2016
Description	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
	(In Thousands)
Financial Assets - Recurring
Asset-backed securities	$4,500	Valuation service	Discounted cash flows	3% - 6% (5.0%)
Derivative assets	$993	Market pricing (3)	Estimated pullthrough	75% - 90% (89.0%)
Derivative liabilities	$325	Market pricing (3)	Estimated pullthrough	75% - 90% (89.0%)
Financial Assets - Non-recurring
Impaired loans - Real estate secured	$1,371	Appraisal of collateral (1)	Liquidation expenses (2)	0% - 15% (10%)
Impaired loans - Non-real estate secured	$5,551	Cash flow basis	Liquidation expenses (2)	0% - 10% (5%)

(1)	Fair value is generally determined through independent appraisals of the underlying collateral on real estate secured loans, which generally include various level 3 inputs which are not identifiable.

(2)	Valuations of impaired loans may be adjusted by management for qualitative factors such as liquidation expenses. The range and weighted average of liquidation expense adjustments are presented as a percent of the appraisal.

(3)	Market pricing on derivative assets and liabilities is adjusted by management for the anticipated percent of derivative assets and liabilities that will create a realized gain or loss. The range and weighted average of estimated pull-through is presented.

Financial instruments recorded using FASB ASC 825-10

Under FASB ASC 825-10, the Corporation may elect to report most financial instruments and certain other items at fair value on an instrument-by-instrument basis with changes in fair value reported in net income. After the initial adoption, the election is made at the acquisition of an eligible financial asset, financial liability or firm commitment or when certain specified reconsideration events occur. The fair value election, with respect to an item, may not be revoked once an election is made.

The following tables reflect the difference between the fair value carrying amount of residential mortgage loans held for sale, measured at fair value under FASB ASC 825-10, and the aggregate unpaid principal amount the Corporation is contractually entitled to receive at maturity.

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Notes to Consolidated Financial Statements

Note 16. Fair Value Measurements (continued)

	December 31, 2017
(In Thousands)	Aggregate Fair Value	Difference	Contractual Principal
Residential mortgage loans held for sale	$31,999	$1,102	$30,897

	December 31, 2016
(In Thousands)	Aggregate Fair Value	Difference	Contractual Principal
Residential mortgage loans held for sale	$35,676	$1,004	$34,672

The Corporation has elected to account for residential loans held for sale at fair value to eliminate the mismatch that would occur by recording changes in market value on derivative instruments used to hedge loans held for sale while carrying the loans at the lower of cost or market.

The following methods and assumptions not previously presented were used in estimating the fair value of financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis:

Cash and Short-Term Investments

For those short-term instruments, the carrying amount is a reasonable estimate of fair value. As such they are classified as Level 1 for noninterest-bearing deposits and Level 2 for interest-bearing deposits due from banks or federal funds sold.

Restricted Stock

It is not practical to determine the fair value of restricted stock due to the restrictions placed on its transferability.

Loans, Net of Allowance

For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics resulting in a Level 3 classification. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities resulting in a Level 3 classification.

Deposits and Borrowings

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date resulting in a Level 1 classification. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities also resulting in a Level 1 classification. The fair value of all other deposits and borrowings is determined using the discounted cash flow method thereby resulting in a Level 2 classification. The discount rate was equal to the rate currently offered on similar products.

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Notes to Consolidated Financial Statements

Note 16. Fair Value Measurements (continued)

Accrued Interest

The carrying amounts of accrued interest approximate fair value resulting in a Level 2 or Level 3 classification depending upon the level of the asset or liability, with which, the accrual is associated.

Off-Balance-Sheet Financial Instruments

The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed interest rates. The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

At December 31, 2017 and 2016, the majority of off-balance-sheet items are variable rate instruments or convert to variable rate instruments if drawn upon. Therefore, the fair value of these items is largely based on fees, which are nominal and immaterial.

The carrying amounts and estimated fair values of financial instruments at December 31, 2017 and 2016 were as follows:

	December 31,
	2017		2016
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In Thousands)
Financial assets:
Cash and short-term investments	$122,313	$122,313	$91,059	$91,059
Securities available-for-sale	407,446	407,446	194,090	194,090
Securities held-to-maturity	15,721	16,379	9,200	9,293
Restricted stock	16,572	16,572	10,092	10,092
Loans, net of allowance	1,995,103	2,016,530	1,069,366	1,080,820
Derivatives	420	420	993	993
Total financial assets	$2,557,575	$2,579,660	$1,374,800	$1,386,347
Financial liabilities:
Deposits	$2,234,148	$2,161,134	$1,054,327	$1,040,402
Short-term borrowings	145,993	145,396	186,009	185,910
Long-term borrowings	43,883	43,703	60,000	59,954
Derivatives	195	195	325	325
Total financial liabilities	$2,424,219	$2,350,428	$1,300,661	$1,286,591

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Notes to Consolidated Financial Statements

Note 16. Fair Value Measurements (continued)

Current accounting pronouncements require disclosure of the estimated fair value of financial instruments. Effective January 1, 2008, fair value is defined in accordance with FASB ASC 820-10 as disclosed above. Given the current market conditions, a portion of our loan portfolio is not readily marketable and market prices do not exist. We have not attempted to market our loans to potential buyers, if any exist, to determine the fair value of those instruments in accordance with the definition of FASB ASC 820-10. Since negotiated prices in illiquid markets depends upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations. Additionally, changes in market interest rates can dramatically impact the value of financial instruments in a short period of time. Accordingly, the fair value measurements for loans included in the table above are unlikely to represent the instruments’ liquidation values.

Note 17. Segment Reporting

The Corporation has three reportable segments: traditional commercial banking, a mortgage banking business and a wealth management business. Revenues from commercial banking operations consist primarily of interest earned on loans and investment securities and fees from deposit services. Mortgage banking operating revenues consist principally of interest earned on mortgage loans held for sale, gains on sales of loans in the secondary mortgage market, and loan origination fee income. Wealth management operating revenues consist primarily of transactional fees charged to clients as well as fees for portfolio asset management.

The commercial banking segment provides the mortgage banking segment (“Mortgage Division”) with the short-term funds needed to originate mortgage loans through a warehouse line of credit and charges the mortgage banking segment interest based on a premium over their cost to borrow funds. These transactions are eliminated in the consolidation process.

The following table presents segment information for the years ended December 31, 2017, 2016, and 2015.

	Commercial Banking	Mortgage Banking	Wealth Management	Other	Eliminations	Consolidated Totals
	(In Thousands)
2017
Revenues:
Interest income	$94,577	$1,141	$7	$25	$(270)	$95,480
Gain on sale of loans	136	19,944	-	-	-	20,080
Other revenues	6,270	(307)	5,988	1,453	(1,392)	12,012
Total operating income	100,983	20,778	5,995	1,478	(1,662)	127,572
Expenses:
Interest expense	10,912	(6)	-	472	(270)	11,108
Salaries and employee benefits	28,108	11,958	3,849	-	-	43,915
Other expenses	28,998	4,338	3,460	8,668	(1,392)	44,072
Total operating expenses	68,018	16,290	7,309	9,140	(1,662)	99,095
Income (loss) before income taxes	$32,965	$4,488	$(1,314)	$(7,662)	$-	$28,477
Total assets	$2,827,041	$31,999	$10,967	$21,727	$(17,840)	$2,873,894
Capital expenditures	$1,566	$-	$1	$27	$-	$1,594

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Notes to Consolidated Financial Statements

Note 17. Segment Reporting (continued)

	Commercial Banking	Mortgage Banking	Wealth Management	Other	Eliminations	Consolidated Totals
	(In Thousands)
2016
Revenues:
Interest income	$49,063	$1,767	$-	$20	$(835)	$50,015
Gain on sale of loans	-	25,164	-	-	-	25,164
Other revenues	3,893	(424)	3,034	1,401	(1,265)	6,639
Total operating income	52,956	26,507	3,034	1,421	(2,100)	81,818
Expenses:
Interest expense	6,324	548	-	267	(835)	6,304
Salaries and employee benefits	16,015	13,541	2,222	-	-	31,778
Other expenses	9,232	5,354	1,034	3,777	(1,265)	18,132
Total operating expenses	31,571	19,443	3,256	4,044	(2,100)	56,214
Income (loss) before income taxes	$21,385	$7,064	$(222)	$(2,623)	$-	$25,604
Total assets	$1,394,061	$39,356	$2,841	$18,037	$(23,587)	$1,430,708
Capital expenditures	$826	$3	$2	$40	$-	$871

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Notes to Consolidated Financial Statements

Note 17. Segment Reporting (continued)

	Commercial Banking	Mortgage Banking	Wealth Management	Other	Eliminations	Consolidated Totals
	(In Thousands)
2015
Revenues:
Interest income	$42,763	$1,650	$-	$16	$(763)	$43,666
Gain on sale of loans	-	19,633	-	-	-	19,633
Other revenues	3,229	388	2,671	1,391	(1,247)	6,432
Total operating income	45,992	21,671	2,671	1,407	(2,010)	69,731
Expenses:
Interest expense	4,135	467	-	280	(763)	4,119
Salaries and employee benefits	13,519	11,470	1,977	-	-	26,966
Other expenses	7,732	5,087	1,116	2,362	(1,247)	15,050
Total operating expenses	25,386	17,024	3,093	2,642	(2,010)	46,135
Income (loss) before income taxes	$20,606	$4,647	$(422)	$(1,235)	$-	$23,596
Total assets	$1,133,916	$46,077	$3,205	$16,837	$(21,487)	$1,178,548
Capital expenditures	$252	$15	$24	$9	$-	$300

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Notes to Consolidated Financial Statements

Note 18. Parent Corporation Only Statements

ACCESS NATIONAL CORPORATION

(Parent Corporation Only)

Balance Sheets

	Year Ended December 31,
	2017	2016
	(In Thousands)
Assets
Cash	$10,949	$11,339
Investment in subsidiaries	410,981	109,825
Other assets	1,792	585
Total assets	$423,722	$121,749
Liabilities
Other liabilities	$2,098	$1,219
Total liabilities	2,098	1,219
Shareholders’ Equity
Common stock	17,146	8,881
Capital surplus	307,614	21,779
Retained earnings	98,584	91,439
Accumulated other comprehensive loss	(1,720)	(1,569)
Total shareholders’ equity	421,624	120,530
Total liabilities and shareholders’ equity	$423,722	$121,749

ACCESS NATIONAL CORPORATION

(Parent Corporation Only)

Statements of Income

	Year Ended December 31,
	2017	2016	2015
	(In Thousands)
Income
Dividends from subsidiaries	$4,500	$8,000	$8,625
Interest	25	20	15
Other	222	134	113
	4,747	8,154	8,753
Expenses
Other expenses	7,981	3,079	1,660
Total expenses	7,981	3,079	1,660
Income (loss) before income taxes and undistributed income of subsidiaries	(3,234)	5,075	7,093
Income tax benefit	(2,242)	(588)	(467)
Income (loss) before undistributed income of subsidiaries	(992)	5,663	7,560
Undistributed income of subsidiaries	17,492	10,741	7,859
Net income	$16,500	$16,404	$15,419

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Notes to Consolidated Financial Statements

Note 18. Parent Corporation Only Statements (continued)

ACCESS NATIONAL CORPORATION

(Parent Corporation Only)

Statements of Comprehensive Income

(In Thousands)

	Year Ended December 31,
	2017	2016	2015
Net income	$16,500	$16,404	$15,419
Other comprehensive income:
Unrealized gains (losses) on securities
Unrealized holding gains (losses) arising during period	(417)	(816)	(528)
Less: reclassification adjustment for gains included in net income	-	(52)	(188)
Unrealized gains on interest rate swaps	64	-	-
Tax effect	146	304	255
Net of tax amount	(207)	(564)	(461)
Comprehensive income	$16,293	$15,840	$14,958

ACCESS NATIONAL CORPORATION

(Parent Corporation Only)

Statements of Cash Flows

	Year Ended December 31,
	2017	2016	2015
	(In Thousands)
Cash Flows from Operating Activities
Net income	$16,500	$16,404	$15,419
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Undistributed income of subsidiaries	(17,492)	(10,741)	(7,859)
(Increase) decrease in other assets	(990)	3	12
Increase (decrease) in other liabilities	1,418	51	(75)
Stock-based compensation	495	335	332
Net cash provided by (used in) operating activities	(69)	6,052	7,829
Cash Flows from Investing Activities
Payments for investments in and advances to subsidiaries	146	(127)	(592)
Cash acquired in business combination	3	-	-
Cash paid in business combination	(608)	-	-
Sale or repayment of investments in and advances to subsidiaries	1,167	728	968
Net cash provided by investing activities	708	601	376
Cash Flows from Financing Activities
Net proceeds from issuance of common stock	8,326	1,567	1,145
Dividends paid	(9,355)	(6,350)	(9,866)
Net cash provided by (used in) financing activities	(1,029)	(4,783)	(8,721)
Increase (decrease) in cash and cash equivalents	(390)	1,870	(516)
Cash and Cash Equivalents
Beginning	11,339	9,469	9,985
Ending	$10,949	$11,339	$9,469

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Notes to Consolidated Financial Statements

Note 19. Goodwill and Intangible Assets

The following table summarizes the Corporation’s carrying amount for finite intangible assets:

(In Thousands)	December 31, 2017
Intangible assets subject to amortization:	Cost	Accumulated Amortization	Net Book Value

Core deposit intangible	$16,057	$(2,408)	$13,649
Customer lists	5,214	(308)	4,906
Non-compete agreements	117	(60)	57
Total	$21,388	$(2,776)	$18,612

(In Thousands)	December 31, 2016
Intangible assets subject to amortization:	Cost	Accumulated Amortization	Net Book Value

Customer lists	$364	$(43)	$321
Non-compete agreements	25	(14)	11
Total	$389	$(57)	$332

Amortization expense was $2.7 million, $49 thousand, and $8 thousand for the twelve months ended December 31, 2017 2017, 2016, and 2015, respectively, in connection with the above finite intangible assets.

The following table presents the amortization of the intangibles expected to be recognized over the years ending December 31:

Year	Amount
(In Thousands)
2018	$3,341
2019	2,949
2020	2,581
2021	2,224
2022	1,868
Thereafter	5,649
$18,612

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Notes to Consolidated Financial Statements

Note 19. Goodwill and Intangible Assets (continued)

Changes in the carrying amount of indefinite lived assets are summarized in the table as follows:

(In Thousands)

Balance, December 31, 2015	$1,501

Additions	-
Impairments	-

Balance, December 31, 2016	$1,501

Additions - acquisition of Middleburg	166,539
Impairments	(1,491)

Balance, December 31, 2017	$166,549

The goodwill impairment was in relation to a reporting unit within the Wealth Management segment. The unexpected departure of underperforming personnel and the loss of accounts associated with those individuals caused management to evaluate the goodwill associated with that reporting unit at an interim basis rather than at the annual impairment evaluation date previously utilized. While the departure dates of the personnel were second quarter 2017, the financial impacts of the departing accounts associated with those individuals was not felt until the third quarter of 2017 thus creating the need for the impairment charge.

The impairment charge was determined using a combination of the present value and market approaches and is included in Other Operating Expenses on the Consolidated Statements of Income for the year ended December 31, 2017.

Note 20. Bank-Owned Life Insurance

The Corporation had $51.6 million and $26.4 million in bank-owned life insurance (“BOLI”) at December 31, 2017 and 2016, respectively. The Corporation recognized interest income, which is included in other noninterest income, of $1.2 million, $558 thousand, and $460 thousand in 2017, 2016, and 2015, respectively.

Note 21. Derivatives

The Corporation utilizes derivative instruments as a part of its asset-liability management program to control fluctuation of market values and cash flows to changes in interest rates associated with certain financial instruments. The Corporation accounts for derivatives in accordance with ASC 815, “Derivatives and Hedging”. Under current guidance, derivative transactions are classified as either cash flow hedges or fair value hedges or they are not designated as hedging instruments. The Corporation obtained several designated derivative instruments as a result of the merger with Middleburg and continues to account for these items on a basis consistent with when the items were established by Middleburg which is in accordance with this guidance. Information concerning each of the Corporation’s categories of derivatives as of December 31, 2017 is presented below.

Derivatives designated as cash flow hedges

During 2010, Middleburg entered into an interest rate swap which has been designated as a cash flow hedge intended to hedge the variability of cash flows associated with the trust preferred debentures. The swap hedges the cash flow associated with the trust preferred capital notes wherein the Corporation receives a floating rate based on LIBOR from a counterparty and pays a fixed rate of 2.59% to the same counterparty. The swap is calculated on a notional amount of $5.2 million. The term of the swap is10 years and commenced on October 23, 2010. Cash collateral was reserved for this swap in the amount of $400 thousand as of December 31, 2017. The swap was entered into with a counterparty that met the Corporation’s credit standards and the agreement contains collateral provisions protecting the at-risk party. The Corporation believes that the credit risk inherent in the contract is not significant.

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Notes to Consolidated Financial Statements

Note 21. Derivatives (continued)

During 2013, Middleburg entered into an interest rate swap which has been designated as a cash flow hedge intended to hedge the variability of cash flows associated with FHLB borrowings. The swap hedges the cash flows associated with the FHLB borrowings wherein the Corporation receives a floating rate based on LIBOR from a counterparty and pays a fixed rate of 1.43% to the same counterparty. The swap is calculated on a notional amount of $10.0 million. The term of the swap is 5 years and commenced on November 25, 2013. Collateral was reserved for this swap in the amount of $600 thousand as of December 31, 2017. The swap was entered into with a counterparty that met the Corporation’s credit standards and the agreement contains collateral provisions protecting the at-risk party. The Corporation believes that the credit risk inherent in the contract is not significant.

Amounts receivable or payable are recognized as accrued under the terms of the agreement, with the effective portion of the derivative’s unrealized gain or loss recorded as a component of other comprehensive income. The ineffective portion of the unrealized gain or loss, if any, would be recorded in other expense. The Corporation has assessed the effectiveness of the hedging relationships by comparing the changes in cash flows on the designated hedged item. As a result of this assessment, there was no hedge ineffectiveness identified for the year ended December 31, 2017.

The amounts included in accumulated other comprehensive income as unrealized losses (fair value, net of tax) were $8 thousand as of December 31, 2017.

Information concerning the derivatives designated as a cash flow hedges at December 31, 2017 is presented in the following tables:

	December 31, 2017
	Positions (#)	Notional Amount (in thousands)	Asset (in thousands)	Liability (in thousands)	Receive Rate	Pay Rate	Life (Years)
Pay fixed - receive floating interest rate swap	1	$5,155	$-	$81	1.36%	2.59%	2.9
Pay fixed - receive floating interest rate swap	1	$10,000	$29	$-	1.49%	1.43%	0.9

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Notes to Consolidated Financial Statements

Note 21. Derivatives (continued)

Derivatives not designated as hedging instruments

Two-way client loan swaps

During 2012 and 2014, Middleburg entered into certain interest rate swap contracts that are not designated as hedging instruments. These derivative contracts relate to transactions in which we enter into an interest rate swap with a customer while at the same time entering into an offsetting interest rate swap with another financial institution. In connection with each swap transaction, the Corporation agrees to pay interest to the customer on a notional amount at a variable interest rate and receive interest from the customer on an identical notional amount at a fixed interest rate. At the same time, the Corporation agrees to pay the counterparty the same fixed interest rate on the same notional amount and receive the same variable interest rate on the same notional amount. The transaction allows our customers to effectively convert a variable rate loan into a fixed rate loan. Because the Corporation acts as an intermediary for its customers, changes in the fair value of the underlying derivatives contracts offset each other and do not significantly impact its results of operations.

Certain additional risks arise from interest rate swap contracts in that the counterparties to the contracts may not be able to meet the terms of the contracts. The Corporation does not expect any counterparty to fail to meet its obligations.

Information concerning two-way client interest rate swaps not designated as either fair value or cash flow hedges is presented in the following table:

	December 31, 2017
	Positions (#)	Notional Amount (in thousands)	Asset (in thousands)	Liability (in thousands)	Receive Rate	Pay Rate	Life (Years)
Pay fixed - receive floating interest rate swap	1	$3,224	$96	$-	1 month LIBOR plus 200 BP	3.90%	9.8
Pay fixed - receive floating interest rate swap	1	1,615	-	22	1 month LIBOR plus 180 BP	4.09%	7.0
Pay floating - receive fixed interest rate swap	1	3,224	-	96	3.90%	1 month LIBOR plus 200 BP	9.8
Pay floating - receive fixed interest rate swap	1	1,615	22	-	4.09%	1 month LIBOR plus 180 BP	7.0
Total derivatives not designated		$9,886	$44	$44

Rate Cap Transaction

During 2017, the Corporation had one derivative instrument in the form of an interest rate cap agreement with a notional amount of $10.0 million. The notional amount of the financial derivative instrument does not represent exposure to credit loss. The Corporation is exposed to credit loss only to the extent the counterparty defaults in its responsibility to pay interest under the terms of the agreement. The credit risk in derivative instruments is mitigated by entering into transactions with highly-rated counterparties that management believes to be creditworthy and by limiting the amount of exposure to each counterparty. The Corporation does not expect any counterparty to fail to meet its obligations.

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ACCESS NATIONAL CORPORATION

Notes to Consolidated Financial Statements

Note 21. Derivatives (continued)

The details of the interest rate cap agreement as of are summarized below:

December 31, 2017
(Dollars in thousands)
Notional Amount	Termination Date	3-Month LIBOR Strike Rate	Premium Paid	Unamortized Premium at December 31, 2015	Fair Value December 31, 2015	Cumulative Cash Flows Received
$10,000	September 8, 2018	2.00%	$70	$70	$1	$-

The interest rate cap agreement was purchased to limit the Corporation’s exposure to rising interest rates. Under the terms of the agreement, the Corporation paid a premium of $70 thousand for the right to receive cash flow payments if the 3-month LIBOR rises above the cap of 2.00%, thus effectively ensuring interest expense is capped at a maximum rate of 2.00% for the duration of the agreement. The interest rate cap agreement is a derivative not designated as a hedging instrument.

At December 31, 2017, the total fair value of the interest rate cap agreement was $1 thousand. The fair value of the interest rate cap agreement is included in other assets on the Corporation’s consolidated balance sheets. Changes in fair value are recorded in earnings in other operating expenses. For the year ended December 31, 2017, $6 thousand was recognized in other operating expenses.

The premium paid on the interest rate cap agreement is recognized as a decrease in interest income over the duration of the agreement using the caplet method. For the year ended December 31, 2017, no premium amortization was required.

Note 22. Merger with Middleburg Financial Corporation

On April 1, 2017 (the “Acquisition Date”), the Corporation completed the acquisition of Middleburg, a bank holding company based in Middleburg, Virginia, in an all-stock transaction. Management expects that the acquisition will enhance scale, improve efficiency, and provides for a well-diversified business model. Middleburg’s common shareholders received 1.3314 shares of the Corporation’s common stock in exchange for each share of Middleburg’s common stock, resulting in the Corporation issuing 9,516,097 shares of common stock at a fair value of $285.7 million. In addition, holders of outstanding Middleburg stock options received cash for the difference between the strike price and ending share price of Middleburg stock immediately before the merger, being $40.04. A total of 23,362 shares were converted to cash for a total of $608 thousand. As a result of the transaction and on the same date, Middleburg’s former bank subsidiary, Middleburg Bank, became a division of the Corporation’s wholly-owned bank subsidiary, Access National Bank.

The transaction was accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed, and consideration exchanged were recorded at estimated fair values on the Acquisition Date. Fair values are preliminary and subject to refinement for up to one year after the closing date of the Acquisition Date.

In connection with the acquisition, the consideration paid, and the fair value of identifiable assets acquired and liabilities assumed as of the Acquisition Date are summarized in the following table (dollars in thousands):

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ACCESS NATIONAL CORPORATION

Notes to Consolidated Financial Statements

Note 22. Merger with Middleburg Financial Corporation (continued)

Consideration paid:
Common shares issued (9,516,097)	$285,679
Cash paid to shareholders	608
Value of consideration	286,287

Fair value of assets acquired:
Cash and cash equivalents	$90,940
Investment securities	244,123
Restricted stock	4,119
Loans	815,785
Bank premises and equipment	21,920
OREO	3,919
Intangibles	21,436
Bank owned life insurance	24,080
Other assets	26,343
Total assets	1,252,665

Fair value of liabilities assumed:
Deposits	1,056,619
Short-term borrowings	26,033
Long-term borrowings	29,892
Trust preferred debentures	3,824
Other liabilities	16,721
Total liabilities	1,133,089

Net assets acquired	119,576
Goodwill resulting from merger with Middleburg	$166,103

Fair values of the major categories of assets acquired and liabilities assumed were determined as follows:

Loans

The acquired loans were recorded at fair value at the Acquisition Date without carryover of Middleburg’s previously established allowance for loan losses. The fair value of the loans was determined using market participant assumptions in estimating the amount and timing of both principal and interest cash flows expected to be collected on the loans and then applying a market-based discount rate to those cash flows. In this regard, the acquired loans were segregated into pools based on loan type and credit risk. Loan type was determined based on collateral type, purpose, and lien position. Credit risk characteristics included risk rating groups (pass rated loans and adversely classified loans), nonaccrual status, and past due status. For valuation purposes, these pools were further disaggregated by maturity, pricing characteristics (e.g., fixed-rate, adjustable-rate), and re-payment structure (e.g., interest only, fully amortizing, balloon).

The acquired loans were divided into loans with evidence of credit quality deterioration which are accounted for under ASC 310-30, Receivables - Loans and Debt Securities Acquired with Deteriorated Credit Quality (acquired impaired or PCI) and loans that do not meet this criteria, which are accounted for under ASC 310-20, Receivables - Nonrefundable Fees and Other Costs (acquired performing). The fair values of the acquired performing loans were $810.9 million and the fair values of the acquired impaired loans were $4.2 million. The gross contractually required principal and interest payments receivable for acquired performing loans was $7.8 million. The best estimate of contractual cash flows not expected to be collected related to the acquired performing loans is $3.4 million.

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ACCESS NATIONAL CORPORATION

Notes to Consolidated Financial Statements

Note 22. Merger with Middleburg Financial Corporation (continued)

The following table presents the acquired impaired loans receivable at the Acquisition Date (dollars in thousands):

Contractual principal and interest at acquisition	$7,835
Nonaccretable difference	(3,427)
Expected cash flows at acquisition	4,408
Accretable yield	(186)
Fair value of purchased impaired loans	$4,222

Bank Premises

The fair value of Middleburg’s premises, including land, buildings, and improvements, was determined based upon independent third-party appraisals performed by licensed appraisers in the market in which the premises are located. These appraisals were based upon the highest and best use of the underlying asset(s) with final values determined based upon an analysis of the cost, sales comparison, and income capitalization approaches for each property appraised. The Corporation also engaged independent appraisers to value the leasehold interests. The fair value of the leasehold interest was not material to the consolidated financial statements. The fair value adjustment related to bank premises was $2.5 million.

An independent appraiser also reviewed leases pertaining to bank premises to determine if the leases were deemed favorable or unfavorable at the time of acquisition. In accordance with this review, an unfavorable lease liability of $5.3 million was recorded in other liabilities and will be amortized over the remaining lives of the leases.

Core Deposit Intangible

The fair value of the core deposit intangible was determined based on a blended market approach and discounted cash flow analysis using a discount rate commensurate with market participants. To calculate cash flows, deposit account servicing costs (net of deposit fee income) and interest expense on deposits were compared to the cost of alternative funding sources available through the FHLB. The life of the deposit base and projected deposit attrition rates were determined using Middleburg’s historical deposit data. The core deposit intangible will be amortized over nine years using the sum-of-years digits method.

Time Deposits

The fair value adjustment for time deposits represents a discount from the value of the contractual repayments of fixed-maturity deposits using prevailing market interest rates for similar-term time deposits. The time deposit discount of approximately $293.6 thousand is being amortized into income over the remaining life of the time deposits.

Long-term Borrowings

The Corporation assumed long-term borrowings in the form of FHLB advances and trust preferred capital notes in connection with the merger. The fair value of the trust preferred capital notes assumed was valued using an income approach with consideration of the market approach. The contractual cash flows were projected and discounted using a prevailing market rate. The market rate was developed using a third-party broker opinion, implied market yields for recent subordinated debt sales, and new subordinated debt issuances for instruments with similar durations and pricing characteristics. The fair value of FHLB advances represents contractual repayments discounted using interest rates currently available on borrowings with similar characteristics and remaining maturities. The FHLB advances were valued at a discount of $107.6 thousand which is being amortized into income over 1.7 years using the effective interest method. The trust preferred capital notes were valued at discount of $1.3 million which is being amortized over 16.8 years using the effective interest method.

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Notes to Consolidated Financial Statements

Note 22. Merger with Middleburg Financial Corporation (continued)

The following table presents unaudited pro forma results of operations for the periods presented as if the Middleburg merger had been completed on January 1, 2016. These results combine the historical results of the Corporation in the Corporation’s Consolidated Statements of Income and Middleburg and, while certain adjustments were made for the estimated impact of certain fair value adjustments and other acquisition-related activity, they are not indicative of what would have occurred had the acquisition taken place on January 1, 2016. In particular, no adjustments have been made to eliminate the amount of Middleburg’s provision for credit losses that would not have been necessary had the acquired loans been recorded at fair value as of January 1, 2016. The Corporation expects to achieve further operating cost savings and other business synergies, including branch closures, as a result of the acquisition which are not reflected in the pro forma amounts below:

	Pro Forma for the Year Ended	Pro Forma for the Year Ended
(In Thousands Except for Per Share Data)	December 31, 2017	December 31, 2016
Revenues (net interest income plus noninterest income)	$128,049	125,203
Net income	20,814	20,246
Net income per diluted share	$1.02	$1.00

Acquisition-related expenses associated with the acquisition of Middleburg were $6.8 million for the year ended December 31, 2017. Such costs include legal and accounting fees, lease and contract termination expenses, system conversion, operations integration, and employee severances, which have been expensed as incurred.

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